Exhibit 10.11

Certain information has been excluded from this exhibit because it is both not material and is the type that the registrant treats as private or confidential

Execution Version

ASSET PURCHASE AND SALE AGREEMENT

Between

IPSEN BIOPHARMACEUTICALS, INC.

AND

ETON PHARMACEUTICALS, INC.

List of Exhibits, Schedules and Seller Disclosure Schedule

Exhibits:

Exhibit A: Form of Assignment & Assumption Agreement

Schedules:

Schedule 1.1.4	Assigned Contracts
Schedule 1.1.9	Inventory Statement
Schedule 1.1.12	Data Room Documentation
Schedule 1.1.14	Excluded Indications
Schedule 1.1.18	Field
Schedule 1.1.20	Governmental Approval
Schedule 1.1.29	Remaining Inventory
Schedule 1.1.30	Ipsen Excluded IT
Schedule 2.1.(a)(vii)	Marketing Authorizations
Schedule 5.2(c)(iv)	Tender Contract Countries
Schedule 5.5	Terminating Contracts
Schedule 5.16	Rebates, Chargebacks and Price Reporting
Schedule 5.17	FDA Program Fee
Schedule 5.21	Data Processing Addendum
Schedule 7.3(c)	Closing Consent
Schedule 7.3(d)	Seller FDA Letter
Schedule 7.3(d)(ii)	Purchaser FDA Letter

Schedule 3	Seller Disclosure Schedules

ASSET PURCHASE AND SALE AGREEMENT

This Asset Purchase and Sale Agreement, dated October 2, 2024 (the “Agreement”), between Ipsen Biopharmaceuticals, Inc., a company incorporated under the laws of Delaware, having a registered address at One Main Street, 7th floor, Cambridge, MA 02142, U.S.A. (“Ipsen” or “Seller”), acting in its name and on its own behalf and in the name and on behalf of its Affiliates listed in Schedule 1 (“Seller Affiliates”) and Eton Pharmaceuticals, Inc., a company incorporated under the laws of Delaware, having a registered address at 21925 W. Field Parkway, Suite 235, Deer Park, IL 60010 U.S.A. (“Eton” or “Purchaser”).

Seller and Purchaser each, a “Party” and collectively, the “Parties”.

Witnesseth

Whereas, Tercica Medica, Inc. (now Ipsen Biopharmaceuticals, Inc.) and [information redacted] entered into that certain: (a) License and Collaboration Agreement effective [information redacted], as subsequently amended (“US Increlex License Agreement”), and (b) International License and Collaboration Agreement, effective [information redacted], as subsequently amended (“International Increlex License Agreement”), pursuant to which Ipsen was granted certain rights [information redacted] including a license to manufacture and an exclusive license to develop, import, sell and commercialize any pharmaceutical preparation in final form containing a recombinant insulin-like growth factor-1 (IGF-1) product, alone or in combination with one or more additional active ingredients for sale by prescription, over the counter or any other method in all dosage strength, releases and formulation that is registered and commercialized in the Field under the brand name Increlex® (“Increlex Product”), but excluding the Excluded Indications, in the United States, its districts, territories and possessions (under the US Increlex License Agreement) and in all other countries in the world (under the International Increlex License Agreement) (such agreements, as amended by that certain: (i) First Amendment to The License and Collaboration Agreement dated [information redacted], (ii) Second Amendment to The License and Collaboration Agreement dated as of [information redacted], (iii) Amendment to U.S. and International IGF-1 License and Collaboration Agreements dated [information redacted], (iv) Consent to Grant a Sublicense for U.S. IGF-1 Rights and Amendment to Definition of “Affiliate” dated [information redacted], and (v) Amendment to U.S. and International IGF-1 License and Collaboration Agreements dated [information redacted], and as may be further amended from time to time, collectively, “Increlex License Agreements”).

Whereas, since the entry into the Increlex License Agreements, Seller is engaged in business operations and activities involving or relating to developing, manufacturing and commercializing the Increlex Product in the Territory in the Field, but excluding the Excluded Indications (the “Business”).

Whereas, Seller desires to sell, convey, assign, transfer and deliver to Purchaser, and Purchaser desires to purchase, acquire and accept from Seller, all of Seller’s rights to the Increlex Product and assets and rights Related to the Business, and assume, pay, perform and discharge from Seller certain Liabilities Related to the Business, in each case, upon the terms and subject to the conditions set forth herein.

Whereas, in consideration of the respective representations, warranties, covenants and agreements herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

1.	INTERPRETATION

1.1	Definitions

1.1.1

“Accounting Standards” means the IFRS (as defined below). Each accounting term used herein that is not specifically defined herein should be determined in accordance with IFRS accounting principles, as consistently applicable at the time when these amounts are calculated.

1.1.2

“Affiliate” means, with respect to any party, any entity that, directly or indirectly through one or more intermediaries, controls, is controlled by or is under common control with such party, but for only so long as such control exists. As used in this Section, “control” means (a) to possess, directly or indirectly, the power to direct the management or policies of an entity, whether through ownership of voting securities, by contract relating to voting rights or corporate governance; or (b) direct or indirect beneficial ownership of more than fifty percent (50%) (or such lesser percentage which is the maximum allowed to be owned by a foreign corporation in a particular jurisdiction) of the voting share capital or other equity interest in such entity.

1.1.3	“Ancillary Agreements” means (a) the Transitional Services Agreement, (b) the Assignment and Assumption Agreement and (c) Transition Safety Data Exchange Agreement.

1.1.4

“Assigned Contracts” means all (a) contracts Related to the Business and any rights or claims arising thereunder and (b) the portion of all Shared Contracts to the extent Related to the Business, other than the Terminating Contracts, in each case of (a) and (b), including those listed at Schedule 1.1.4, as may be updated by written consent of the Parties from time to time prior to Closing.

1.1.5

“Austrian Foreign Investment Clearance” means the Austrian Bundesministerium für Digitalisierung und Wirtschaftsstandort shall have: (a) confirmed in writing that the transactions contemplated by this Agreement are not subject to the prior authorization of the Austrian Bundesministerium für Digitalisierung und Wirtschaftsstandort pursuant to the Investitionskontrollgesetz or (b) authorized, or be deemed to have authorized in accordance with applicable laws, the transaction contemplated by this Agreement in accordance with said Investitionskontrollgesetz.

1.1.6	“Business Day” means any day other than a Saturday, a Sunday or a day on which banks in Paris, France or Boston, MA, U.S.A are authorized or obligated by law or executive order to close.

1.1.7

“Business Information” means all current and historical books, policies, records, files, ledgers, documentation, sales literature or similar information, in whatever medium (including paper, copies of original documents and electronic media), that are Related to the Business or necessary or useful for to develop, manufacture, commercialize, and otherwise exploit the Increlex Product including those listed on Schedule 1.1.7 in each case that are owned or controlled by or otherwise in possession of Seller as of the Closing Date but excluding, in each case, all Excluded Information, being however specified that, with respect to Excluded Information listed under subsection (d) and (e) of Section 1.1.15 (Definition of Excluded Information) hereunder, redacted versions of said Excluded Information, if partially Related to the Business, shall be considered as Business Information. Business Information shall also include any and all MAA in their current form, including all supporting files, writings, data, studies and reports, in each case as submitted to the competent local Governmental Authority for granting of all Governmental Authorizations, as well as ongoing variations.

1.1.8

“Current Good Manufacturing Practices” or “cGMP” means the following to the extent having jurisdiction over the production of the Increlex Product: (a) the good manufacturing practices required by the FDA and set forth in the U.S. Federal Food, Drug and Cosmetic Act (21 U.S.C. § 301 et. seq.) or FDA regulations (including 21 CFR 210 and 211); (b) the practices and principles promulgated by the EMA (European Medicines Agency), including EC Directive 2003/94/EC; and (c) the relevant applicable guidelines to good manufacturing practices then in effect in countries outside the United States or Europe having jurisdiction over the manufacture of the Increlex Product, as applicable.

1.1.9

“Closing Inventory” means the Inventory of the Increlex Product existing at the Closing Date, comprising: (a) the US Closing Inventory located in the United States having the applicable shelf-life at the Signing Date and Closing as listed in Schedule 1.1.9 and (b) the Transferred Drug Substance.

1.1.10

“Commercially Reasonable Efforts” means, with respect to each Party, those commercially reasonable efforts and resources that are substantially similar to the level of effort and resources used by a pharmaceutical company of similar size and resources to such Party to accomplish a similar objective under similar circumstances and, in the case of Purchaser’s efforts with respect to the Increlex Product, with respect to drugs or drug candidates of similar commercial potential and is at a similar stage of development or product lifecycle, taking into consideration all relevant factors at the time such efforts are expended, which may include, as applicable, issues of safety and efficacy, projected costs to develop such Transferred Asset and, the competitiveness of alternative Third Party products to such Transferred Asset, the patent and other proprietary position of such Transferred Asset, the freedom to operate or other patent or intellectual property infringement concerns, the likelihood of Governmental Approval, and the expected pricing, sales, reimbursement, financial return, commercial potential and profitability of such Transferred Asset. Notwithstanding anything to the contrary, for purposes of determining Commercially Reasonable Efforts hereunder, Purchaser shall not be entitled to take into account any amounts due to Seller pursuant to this Agreement or the Increlex License Agreements between Ipsen and Genentech, or any other related agreement.

1.1.11	“Confidentiality Agreement” means that that certain Non-Disclosure Agreement entered into between Ipsen Bioscience, Inc. and Eton Pharmaceuticals, Inc. [information redacted].

1.1.12

“Data Room” shall mean the virtual data room comprising the documents and other information established by, or on behalf of, the Seller and hosted by [information redacted], to which the Purchaser, its representatives, employees, advisors, have had access [information redacted]. The content of the Data Room has been recorded on a USB stick, copies of which have been signed by the Parties and delivered to Purchaser and Seller [information redacted].

1.1.13	“EMA” means the European Medicines Agency, a decentralized body of the European Union, or any successor agency thereto performing similar functions.

1.1.14

“Excluded Indications” means the use of IGF-1 as a therapeutic or potential therapeutic treatment for any human disease or condition of the central nervous system (“CNS”), including CNS diseases and conditions arising out of the causes set forth [information redacted].

1.1.15

“Excluded Information” means (a) any employee records, (b) any emails, (c) any Tax Returns (and related work papers, schedules and other documents), financial statements and corporate or other entity filings, (d) any books, records, files, ledgers, documentation or similar information that any Seller is required by law (including laws relating to privilege or data privacy) to retain and not to disclose, (e) all books, records, files, ledgers, documentation or similar information to the extent related to, used or held by a Seller or any of its Affiliates in connection with an Excluded Asset (but not primarily Related to the Business), (f) all records and reports prepared or received by or for any Seller and its Affiliates in connection with the sale of the Business, and the transactions contemplated hereby, including all analyses Related to the Business, (g) all confidentiality agreements with prospective purchasers of the Business or any portion thereof, and all bids and expressions of interest received from Third Parties with respect thereto, and (h) any minute books, articles of incorporation, bylaws, amendments thereto, stock ledgers and stock certificates of Ipsen.

1.1.16	“Extended Long-Stop Date” means the date falling [information redacted] after the Closing Date.

1.1.17	“FDA” means the United States Food and Drug Administration or any successor federal agency thereto performing similar functions.

1.1.18

“Field” shall mean uses in human and in in vitro uses, including the therapeutic treatment, prevention or diagnosis of the indications as set forth in [information redacted], but shall specifically exclude the Excluded Indications.

1.1.19

“Fundamental Warranties” shall mean the representations and warranties set forth in Sections 3.1 (Organization and Qualification), 3.2 (Corporate Authority), 3.3 (Consent and Approvals), 3.5 (Ownership of Tangible Assets), 3.7 (Intellectual Property) and 3.10 (Marketing Approvals).

1.1.20	“Governmental Approval” means any approval or consent from any Governmental Authority required to consummate the transactions contemplated hereby, including those set forth in Schedule 1.1.20.

1.1.21

“Governmental Authority” means any supranational, national, federal, state, provincial, regional or local judicial, legislative, executive or regulatory authority or agency or any other government, quasi-governmental entity, or other governmental or regulatory body, including for the avoidance of any doubt, any Regulatory Authority and the governmental authority as having jurisdiction with respect to [information redacted].

1.1.22

“Governmental Authorizations” means all licenses, approvals, permits, exemptions, registrations, listings, clearances, consents, orders and other authorizations of any Governmental Authority or Regulatory Authority that may be necessary or useful to develop, manufacture, commercialize, and otherwise exploit the Increlex Product, the Transferred Assets, or to carry out the Business. For the avoidance of doubt, the term Governmental Authorization includes MAA.

1.1.23	“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination, award or similar order entered by or with any Governmental Authority of competent jurisdiction.

1.1.24

“Handover Date” means, for each country in the Territory, the date that the relevant Governmental Authority of the Territory confirms the transfer of the MAA or Governmental Authorizations for such country from Seller (or, as applicable, any Seller Affiliates or Third Party designated by Ipsen that holds the MAA or the Governmental Authorizations on behalf of Seller in such country) to Purchaser, its Affiliates or its designee (or an equivalent date on which the transfer is deemed effective pursuant to local regulatory requirements in such country).

1.1.25

“IFRS” means the International Financial Reporting Standards, the set of Accounting Standards and interpretations and the framework in force on the Closing Date and adopted by the European Union as issued by the International Accounting Standards Board (IASB) and the International Financial Reporting Interpretations Committee (IFRIC), as such accounting standards may be amended from time to time.

1.1.26

“Increlex Global Registry” means a [information redacted], non-interventional, post- MAA authorization surveillance registry [information redacted] intended to [information redacted] after the end of treatment in children and adolescents with Severe Primary Insulin-like Growth Factor-1 Deficiency being injected with the Increlex Product based on the prescriber’s information as approved by the relevant Regulatory Authorities of the Territory and to follow the effectiveness of treatment.

1.1.27

“Intellectual Property” means any and all rights in, arising out of, or related to any of the following, under the laws of any relevant jurisdiction in the world, whether unregistered or registered, whether now or hereafter existing, created, acquired or held: the Patent Rights, trademark rights, copyrights, domain names, Know-How and any other intellectual property or similar proprietary rights.

1.1.28

“Inventory” means (a) all inventory of finished goods of Increlex Product labeled under the Ipsen Brands, (b) all inventory of bulk naked vials of the Increlex Product, and (c) all drug substance of the Increlex Product and any inventories of raw materials, manufactured and purchased parts of the Increlex Product, and any and all rights to use, market and/or sell such Inventory in case of (c), held for use specifically in connection with the manufacture of the Increlex Product (the “Drug Substance”), and, in each case of (a) to (c) owned by Seller or any of its Affiliates whether located at a facility of Seller or any of its Affiliates, at a contract manufacturer or in transit.

1.1.29

“Inventory Value” means (a) the amount, expressed in US Dollars, of the fair value of the Closing Inventory as of the Closing Date and (b) the amount, expressed in Euros, of the fair value of the Remaining Inventory as of the Remaining Inventory Transfer Date as determined in accordance with IFRS and as set forth in Schedule 1.1.29.

1.1.30	“Ipsen Excluded IT” means all information technology hardware, software and systems listed on Schedule 1.1.30.

1.1.31

“Know-How” means any data, inventions, methods, proprietary information, processes, trade secrets, techniques, protocols and technology, whether patentable or not, including discoveries, formulae, methods, plans, know-how, processes, documented ideas, observations and conclusions, test data (including pharmacological, toxicological and clinical information and test data), analytical and quality control data, and marketing, pricing, distribution, costs and sales data and descriptions.

1.1.32

“Liabilities” means any and all debts, liabilities, Taxes, commitments, damages, losses, claims or other claims, charges, demands, actions, suits, causes of action, judgments, assessments, payments, settlements, costs, fees, expenses and obligations of any kind, whether due or to become due, fixed or contingent, matured or unmatured, liquidated or unliquidated, accrued or not accrued, asserted or not asserted, known or unknown, determined, determinable or otherwise, whenever or however arising (including, whether arising out of any contract or tort based on negligence or strict liability) and whether or not the same would be required by IFRS to be recorded or reflected in financial statements or disclosed in the notes thereto.

1.1.33	“Licensed Intellectual Property” means, collectively, all Intellectual Property licensed or sublicensed to Ipsen under the Increlex License Agreements.

1.1.34	“Long-Stop Date” means [information redacted] after the Signing Date.

1.1.35

“Loss” means any and all damages, losses, claims, charges, Taxes, penalties, obligations, causes of action, judgments, assessments, payments, settlements and reasonable out-of-pocket costs and fees and expenses (including reasonable attorneys’ fees and disbursements) sustained or incurred by the affected Person.

1.1.36

“MAA” or “Marketing Authorization” means the (a) marketing authorization application filed with the EMA, (b) the new drug application (“NDA”) and subsequent biologics license application (“BLA”) filed with the FDA and (c) similar product registration or application filed with any other Governmental Authority in each case to obtain approval for the marketing, commercialization, distribution and sale of the Increlex Product, together with any supplements and amendments thereto.

1.1.37

“Net Sales” means the gross revenues, determined in accordance with IFRS as consistently applied by Seller, invoiced by Seller, its Affiliates, licensees and sublicensees in connection with the sale, lease or other transfer for value of the Increlex Product to unaffiliated Third Parties in the applicable country (“Gross Sales”); in all cases after deduction of the following, determined in each case, in accordance with IFRS as consistently applied by Seller: (a) customary trade and quantity discounts actually allowed and taken; (b) amounts actually allowed or credited due to returns of the Increlex Product previously sold as reflected in written invoices (and not to exceed the original invoice amount); (c) cost of shipping, freight and insurance, to the extent separately invoiced and charged; (d) credits, allowances and rebates actually given pursuant to federal, state and/or government-mandated programs, which require a manufacturer/distributor rebate; (e) value added or import/export Taxes, Sales Taxes, excise Taxes or customs duties, to the extent applicable to such sale, and included in the invoice in respect of such sale and actually paid and (f) reasonable, out-of-pocket expenses paid by the Seller or its Affiliates to unaffiliated Third Parties arising in connection with the provision of services by the Seller or its Affiliates to the Purchaser under the Transitional Services Agreement; provided that, in the case of (f), Seller shall seek Purchaser’s prior written approval (not to be unreasonably withheld, conditioned or delayed) before incurring any such expenses exceeding in the aggregate from the Signing Date [information redacted]. In the case of any sale or other disposal of the Increlex Product between or among Purchaser or its Affiliates or sublicensees for resale, Net Sales will be calculated only on the value charged or invoiced on the first arm’s-length sale thereafter to a Third Party (other than a sublicensee).

1.1.38	“Owned Equipment” means all equipment owned by Ipsen that is Related to the Business, except, in each case, to the extent included in the Excluded Assets.

1.1.39

“Owned Inventory” means all Inventory owned and paid for by Seller and/or its Affiliates that is Related to the Business, having passed Ipsen’s (or its Affiliate’s) quality control procedures, including any such Inventory that is owned by Ipsen that remains in the possession or control of Seller after the Closing Date for distribution and sale by Seller, its Affiliates and/or their respective Third Party distributor, or Seller (as applicable) during the Transition Phase.

1.1.40

“Patent Right” means any and all (a) national, regional and international issued patents; (b) pending patent applications and any related patent applications filed in the future claiming priority thereto, including all provisional applications, non-provisional applications, international (PCT) applications, substitutions, continuations, continuations in part, divisions, renewals, and all patents granted thereon or issuing therefrom; (c) all patents of addition, reissues, re-examinations and extensions or restorations by existing or future extension or restoration mechanisms, including supplementary protection certificates or the equivalent thereof; (d) registration patents, inventor’s certificates or confirmation patents; and (e) any form of government-issued right substantially similar to any of the foregoing, in each case in any country or patent examining or granting jurisdiction.

1.1.41

“Person” means any individual or corporation, association, partnership, limited liability company, joint venture, joint stock, or other company, business trust, trust, organization, labor union, Governmental Authority, or other entity of any kind.

1.1.42	“Post-Closing Tax Period” means any taxable period (or portion thereof) beginning after the Closing Date.

1.1.43

“Real Property” means real property, together with all buildings, structures and improvements located thereon and all fixtures attached thereto, together with all easements, rights-of-way, appurtenances and other rights benefiting such real property.

1.1.44

“Regulatory Authority” means (a) in the U.S., the FDA; (b) in the EU, the EMA or the European Commission; or (c) in any other jurisdiction anywhere in the world, any Governmental Authority with similar regulatory authority over pharmaceutical or biotechnology products.

1.1.45

“Regulatory Laws” means all applicable laws related to the development, manufacturing, commercialization and exploitation of the Increlex Product, including the U.S. Federal Food, Drug and Cosmetic Act (21 U.S.C. § 301 et. seq.), the U.S. Public Health Service Act (42 U.S.C. § 262), all rules, regulations, and agency guidance promulgated or issued thereunder, all terms and conditions of any MAA or Governmental Authorization, and any and all other comparable federal, state, or foreign laws applicable to the Increlex Product or the Business.

1.1.46	“Related to the Business” means related to, or used or held in connection with, the Business and the Increlex Product as conducted by Ipsen in the twelve (12) months prior to the Closing.

1.1.47	“Remaining Inventory Transfer Date” means the date that is six (6) months after the Closing Date.

1.1.48

“Sales Tax” means any and all transfer, value added, sales, use, gross receipts, business, consumption and other similar Taxes, levies and charges (other than income Taxes and together with any interest, penalties and additions to Tax).

1.1.49

“Seller Insurance Policies” means all current or previous insurance policies of a Seller and its Affiliates, including all environmental, directors’ and officers’ liability, fiduciary liability, employed lawyers, property and casualty flood, ocean marine and contaminated products insurance policies and all other insurance policies or programs arranged or otherwise provided or made available by such Seller or its Affiliates that cover (or covered) any of the assets and Persons at any time prior to the Closing.

1.1.50

“Shared Contracts” means any contract entered into prior to the Closing to which Ipsen or its Affiliates is a party that both Related to the Business and any other business of Seller other than the Business.

1.1.51	“Signing Date” or “Signing” means the date of signature of this Agreement.

1.1.52

“Tax” means any domestic or foreign, state, local, provincial or municipal taxes collected by any Tax Authority, including the following: net income, gross income, individual income, capital, value added tax, good and services, gross receipts, personal property, service, service use, withholding, excise, stamp, customs, and all other taxes, fees, duties, assessments, deductions, withholdings or similar charges payable to any Tax Authority, however denominated and whether estimated or final, together with any interest and penalties, additions to tax or additional amounts imposed or assessed with respect thereto.

1.1.53

“Tax Return” means any return (including estimated returns), declaration, filing, report, claim for refund, information return or other statement relating to Taxes (whether in tangible, electronic or other form), including any schedule, supplement, appendices and exhibits or attachment thereto and any amendment thereof made, prepared, filed or required to be made, prepared or filed by law in respect of Taxes.

1.1.54	“Tax Authority” means any Governmental Authority with responsibility for, and competent to impose, collect or administer any form of Tax.

1.1.55	“Territory” means worldwide.

1.1.56	“Third Party” means any person other than a Party.

1.1.57

“Trademark Rights” means, collectively, all trademarks, service marks and names, trade and brand names, slogans, logos, symbols, trade dress or other similar source or origin identifiers (whether statutory or common law, whether registered or unregistered), together with all: (a) registrations and applications for any of the foregoing, (b) extensions or renewals of any of the foregoing, (c) goodwill connected or associated with or symbolized by any of the foregoing, (d) rights and privileges arising under applicable law with respect to any of the foregoing and (e) rights corresponding to any of the foregoing.

1.1.58

“Transaction” means the sale by Seller and the purchase by Purchaser of the Transferred Assets, the assumption by Purchaser of the Assumed Liabilities and the consummation of the other transactions contemplated by this Agreement and the Ancillary Agreements.

1.1.59

“Transferred Domain Names” means the Internet domain names registrations that is exclusively Related to the Business and owned or controlled by Ipsen or one or more of its Affiliates as of the Closing Date and that is useful or necessary for the development, manufacture, commercialization or exploitation of the Increlex Product.

1.1.60

“Transferred Drug Substance” means all the Drug Substance owned by Seller or any of its Affiliates as of the Closing Date, comprising [information redacted] of drug substance of the Increlex Product and certain other inventories of raw materials, manufactured and purchased parts of the Increlex Product.

1.1.61

“Transferred Intellectual Property” means the Transferred Domain Names, Transferred Patent Rights, Transferred Trademark Rights, and any and all other Intellectual Property that is Related to the Business and owned or controlled by Ipsen or one or more of its Affiliates and that is useful or necessary for the development, manufacture, commercialization or exploitation of the Increlex Product, including the Licensed Intellectual Property, including as listed on Seller Disclosure Schedule 3.7(a).

1.1.62	“Transferred Patent Rights” means the Patent Rights set forth on Schedule 1.1.62.

1.1.63	“Transferred Trademark Rights” means the Trademark Rights set forth on Schedule 1.1.63.

1.1.64

“Transfer Taxes” means any transfer, conveyance, documentary, real estate transfer, mortgage recording, use, stamp, registration, and other similar taxes and fees (including any penalties and interest in respect thereof) imposed with respect to the Transactions other than VAT.

1.1.65

“Transition Safety Data Exchange Agreement” means the agreement between Ipsen or one or more of its Affiliates, on the one hand, and the Purchaser or Affiliates of Purchaser, on the other hand, and to be executed concurrently with the Closing or at a later date as agreed to by the Parties in writing to provide for the pharmacovigilance procedures between the Parties that would apply until the effective Handover Dates and transfer of the MAA and Governmental Authorizations to Purchaser while Ipsen will remain the holder of the MAA and Governmental Authorization under the Transitional Services Agreement in the given country of the Territory.

1.1.66

“Transitional Services Agreement” means the agreement between Seller and/or one or more of its Affiliates, on the one hand, and the Purchaser or Affiliates of Purchaser, on the other hand, to be executed concurrently with the Signing with respect to Seller’s performing certain distribution of the Increlex Product and rendering certain services for the benefit of the Purchaser(s) or Affiliate(s) of Purchaser.

1.1.67

“US Closing Inventory” means an Inventory of [information redacted] the Increlex Product, comprising (a) inventory of finished goods of Increlex Product labeled under the Ipsen Brands and (b) inventory of bulk naked vials of the Increlex Product, [information redacted].

1.2	Additional Definitions

The following table identifies the location of definitions set forth in various Sections of the Agreement.

Defined Terms	Section
Applicable Cap Amount	9.1.2(a)
Assignment and Assumption Agreement	2.4(c)
Assumed Liabilities	2.1(c)
Basket Threshold	9.1.2
BLA	1.1.36
Business	Recitals
Business Customers	3.11
Business Suppliers	3.11
Claim	9.2
Closing	2.3
Closing Consent	7.3(c)
Closing Date	2.3
Closing Inventory Payment	2.2(b)
CNS	1.1.14
Commission	TSA
Competing Indications	5.18(a)
Competing Product	5.18(a)
Confidentiality Agreement	5.1
Consent	5.4
Deferred Payment	2.2(d)
EORI	5.2(b)
Excluded Asset	2.1(b)
GDPR	5.22
Genentech	Recitals
Increlex License Agreements	Recitals
Increlex Product	Recitals
Ipsen Brands	5.20
International Increlex License Agreement	Recitals
Inventory Statement	3.5(b)
Ipsen Registered IP	3.7(a)

Gross Sales	1.1.37
Licensed Intellectual Property	3.7(a)
Local Asset Sale Agreement	5.19(e)
Marketing Materials	2.1(a)(viii)
NDA	1.1.36
Personal Information	5.22
Post-Closing US Inventory	2.6.4
Program Fee	5.17
Purchaser FDA Letter	7.3(d)
Remaining Inventory	5.19(c)
Remaining Inventory Statement	5.19(d)
Remaining Inventory Value	5.19(d)
Remaining Inventory Value Payment	2.2(c)
Seller Account	2.2(a)
Seller Affiliates	Recitals
Seller Disclosure Schedule	3
Seller FDA Letter	7.3(d)
Trademark License Term	5.20
Transferred Asset	2.1(a)
Transition Phase	5.19
Upfront Payment	2.2(a)
US Increlex License Agreement	Recitals

2.	PURCHASE AND SALE OF ASSETS

2.1	Purchase and Sale of Ipsen Assets

(a)

Ipsen’s Transferred Assets. On the terms and subject to the conditions set forth herein, at the Closing of this Agreement, Ipsen shall, and shall cause its Affiliates to, sell, convey, transfer, assign, irrevocably grant and deliver to Purchaser, and Purchaser shall purchase and accept from Ipsen and its Affiliates, all of Ipsen’s and its Affiliates’ rights, title and interests, as of the Closing, in and to all of the assets of Ipsen and its Affiliates (other than the Excluded Assets), whether tangible or intangible, real, or personal, Related to the Business, including the following assets (“Transferred Assets”) free and clear of all liens or encumbrances (other than Assumed Liabilities and liens created by or through Purchaser or any of its Affiliates):

(i)	the Owned Equipment;

(ii)	the Assigned Contracts, including the contracts listed in Schedule 1.1.4;

(iii)	in accordance with Section 5.14 (Delivery of Information), the Business Information;

(iv)	the Transferred Intellectual Property;

(v)	all credits, prepaid expenses, deferred charges, advance payments, security deposits, prepaid items and duties to the extent Related to the Business;

(vi)	all guaranties, warranties, representations, indemnities and similar rights in favor of Ipsen primarily Related to the Business or related to any Transferred Asset;

(vii)	each IND (investigational new drug application), CTA (clinical trial application), MAA and Governmental Authorization Related to the Business, including as listed on Schedule 2.1(a)(vii);

(viii)

all advertising, marketing, promotional and sales materials and other literature, catalogues and other sales-related materials (in any and all formats available to the Seller or its Affiliates) Related to the Business (the “Marketing Materials”) and any Intellectual Property rights of Seller or its Affiliates pertaining thereto;

(ix)

the lists of prescribers, customers and historical data broken down by customer of the Increlex Product for each country of the Territory where the Increlex Product was commercialized prior to the Closing Date;

(x)

any other existing assets owned by Seller or any of its Affiliates that are either (1) exclusively dedicated to the operations of the Business as it is conducted by the Seller (or any of its Affiliates) as at the date of this Agreement or (2) to the extent such asset is not exclusively dedicated to the operations of the Business, the portion of such asset to the extent Related to the Business;

(xi)	all past, present and future goodwill that are Related to the Business; and

(xii)	subject to Section 5.19, the Closing Inventory and the Remaining Inventory.

(b)

Ipsen’s Excluded Assets. Notwithstanding any provision to the contrary in this Section 2.1 (Purchase and Sale of Ipsen Assets) or otherwise in this Agreement, Ipsen and its Affiliates shall retain all of their existing rights, title and interests in and to, and there shall be excluded from the sale, conveyance, assignment or transfer to Purchaser, any and all assets held by Ipsen or any of its Affiliates, that are not expressly included in the Transferred Assets (the “Excluded Assets”), including, for the avoidance of doubt:

(i)	the Ipsen Excluded IT;

(ii)

all Seller Insurance Policies or rights to proceeds, refunds due from, or payments due on, claims under such Seller Insurance Policies in respect of Losses related to periods, or arising, prior to the Closing;

(iii)	any Tax assets, including Tax refunds, Tax Losses, credits relating to the Transferred Assets or the Business that are in existence as of the Closing;

(iv)	the Excluded Information with respect to Ipsen, its Affiliates and the Increlex Product;

(v)	all rights of Ipsen under this Agreement and the Ancillary Agreements;

(vi)	all contracts other than the Assigned Contracts;

(vii)	any employees of Ipsen or its Affiliates;

(viii)	any accounts receivable accrued prior to the Closing Date;

(ix)	cash, cash equivalents, bank accounts, bank deposits and marketable securities on hand and in transit of Seller or any of its Affiliates;

(x)	the Ipsen Brands; and

(xi)	all assets and properties to the extent not related to the Business.

In addition to the above, Seller shall have the right to retain, following the Closing, copies of any book, record, literature, list and any other written or recorded information constituting Business Information to which Ipsen in good faith determines it is reasonably likely to need access solely for Tax purposes and for the provision of services under the Transitional Services Agreement (in which case said right to retain for the provision of services under the Transitional Services Agreement shall automatically expire with said Transitional Services Agreement).

(c)

Assumption of Liability. On the terms and subject to the conditions set forth herein, at the Closing and effective as of the Closing Date, Purchaser shall assume, be responsible for and discharge Ipsen and perform when due all “Assumed Liabilities” as follows:

(i)	all Liabilities first arising from the ownership, exploitation and operation of the Transferred Assets, in each case, solely to the extent arising or accruing on or after the Closing Date;

(ii)

all Liabilities relating to or arising out of or resulting from actions or claims brought in respect of any of the Increlex Product or the Transferred Assets to the extent relating solely to events, occurrences, acts or omissions occurring after the Closing Date;

(iii)

all Liabilities with respect to the Transferred Assets under any products liability laws or similar laws concerning defective products to the extent (1) relating to the Increlex Product ordered in the ordinary course of business but not yet shipped as of the Closing Date or (2) arising out of or relating to any claims, complaint, actions, suit proceeding, hearing or investigation arising from the ownership, exploitation and operation of the Increlex Product solely with respect to the period on or after the Closing Date;

(iv)

all Liabilities under the Assigned Contracts to the extent solely relating to events, occurrences, acts or omissions occurring after the Closing Date (but, for the avoidance of doubt, only the assumed portion of the Shared Contracts);

(v)	all open purchase orders and trade and other accounts payable, in each case to the extent Related to the Business and listed on Schedule 2.1(c)(v); and

(vi)

all Liabilities for (A) Transfer Taxes as described in Section 6.1 and (B) Taxes (other than Transfer Taxes) attributable to the Transferred Assets or the operations or the income of the Business for any Post-Closing Tax Period, to the extent that such Liabilities do not relate to any failure to perform or other breach, default or violation by Seller or any of its Affiliates or Affiliates prior to or at the Closing.

(d)

Exclusion of Liability. Any Liability of the Seller or its Affiliates other than the Assumed Liabilities (the “Excluded Liabilities”) shall be retained and the Purchaser shall not hereunder assume or become liable therefor, including:

(i)

any Liability in respect of, or relating to, Seller’s or any of its Affiliates’ ownership or operation of the Business incurred as a result of an event which has occurred prior to the Closing Date (including any product liabilities pertaining to the Increlex Product manufactured or shipped prior to the Closing);

(ii)

any Liability for accounts payable and accrued expenses to the extent that they arise or are incurred prior to the Closing Date, even if such Liabilities are invoiced after the Closing Date; provided that to the extent any such accounts payable and accrued expenses relate to periods both before and after the Closing Date, they will be allocated on a per diem basis, unless otherwise provided in the underlying contractual documentation;

(iii)	any Liability arising out of, or relating to, the performance or non-performance of the Assigned Contracts prior to the Closing Date;

(iv)	any Terminating Contracts;

(v)

any Liability with respect to the development, manufacture, commercialization and other exploitation of the Increlex Product released or manufactured prior to the Closing Date (including any Increlex Product recalls), including without limitation any liability in respect of Batch No. 32 of drug substance of the Increlex Product manufactured in March 2024 as set forth in Seller Disclosure Schedule 3.8; and

(vi)	any Liability arising from or in connection with the employment of any person employed by the Seller or its Affiliates;

(vii)	any Taxes of the Seller and its Affiliates (other than any Taxes for which the Purchaser is responsible pursuant to Section 6.1 (VAT and Other Similar Taxes)).

2.2	Purchase Price

On the terms and subject to the conditions set forth herein, in consideration of the sale, assignment, conveyance and delivery of the Transferred Assets to Purchaser, subject to the terms and conditions of this Agreement, Purchaser shall, in addition to the assumption of the Assumed Liabilities, pay the Upfront Payment, the Closing Inventory Payment, the Remaining Inventory Value Payment and the Deferred Payment (collectively together the “Purchase Price”) as follows:

(a)

Upfront Payment. As partial consideration for the Transferred Assets, Purchaser shall on the Closing Date, make a non-refundable payment to Seller, by wire transfer of immediately available funds, to Seller’s designated bank account (“Seller Account”), in an amount in cash of US$22,500,000 (twenty-two million five hundred thousand US Dollars), by wire transfer of immediately available funds (the “Upfront Payment”).

(b)

Closing Inventory Payment. As consideration for the Closing Inventory to be transferred in accordance with Section 2.6, Purchaser shall on the Closing Date, make a non-refundable payment to Seller, by wire transfer of immediately available funds, to the Seller Account, in an amount in cash of US$7,500,000 (the “Closing Inventory Payment”), for:

(i)	the US Closing Inventory and Post-Closing US Inventory, equal to [information redacted]; and

(ii)	the Transferred Drug Substance, equal to [information redacted]

At least two (2) Business Days before Closing Date, the Seller shall provide the Purchaser with an updated Inventory Statement for the US Closing Inventory and the Transferred Drug Substance.

For clarity, the total amount of non-refundable cash payment due and owed by Purchaser to Seller and wired to Seller Account on the Closing Date shall be US$30,000,000 (US Dollars thirty million).

(c)

Remaining Inventory Value Payment. As consideration for the Remaining Inventory to be transferred in accordance with Section 5.19(c), and as calculated in accordance with Section 5.19(d), Purchaser shall make non-refundable payments to the Seller Account, equal to [information redacted], the “Remaining Inventory Value Payment”). Each [information redacted] installment shall be due and payable at the end of [information redacted] until the total Remaining Inventory Value is fully made. The Remaining Inventory Value Payment shall be made by Purchaser by wire transfer in [information redacted] in immediately available funds to such bank account as Seller may designate by written notice to Purchaser.

(d)

Deferred Payment. As additional consideration for the Transferred Assets, Purchaser shall pay to Seller, two (2) payment(s) in the aggregate amount of US$5,000,000 (Five Million US Dollars) (each, a “Deferred Payment”) as follows:

Table 2.2(d) Deferred Payment Dates	Payment Amount US$
First anniversary of the Closing Date	2,500,000
Second anniversary of the Closing Date	2,500,000

Purchaser shall pay, or cause to be paid to Ipsen, by wire transfer of immediately available funds to the Seller Account, the applicable non-creditable Deferred Payment as set forth in Table 2.2(d) above on the Deferred Payment date to which such payment amount relates.

(e)

Overdue Payments. Any undisputed Remaining Inventory Value Payment and Deferred Payment not paid when due shall bear interest from the due date until the date of payment at a rate that is [information redacted], calculated on the total number of days that the payment is delinquent, [information redacted]. The payment of such interest shall not limit Seller from exercising any other rights it may have as a consequence of the lateness of any payment.

2.3	Closing; Closing Date

The completion of the purchase and sale of the Transferred Assets and the assumption of the Assumed Liabilities (the “Closing”) shall take place as soon as possible at [information redacted] after the date on which the conditions set forth in Section 7 (Conditions to Closing) have been satisfied or waived by Purchaser or Seller (as applicable). The date on which the Closing occurs is called the “Closing Date”.

2.4	Purchaser’s Closing Deliverables

At the Closing, Purchaser shall deliver, or cause to be delivered to Seller, the following:

(a)	an amount equal to the Upfront Payment in cash by wire transfer of immediately available funds to the Seller Account,

(b)	an amount equal to the Closing Inventory Payment in cash by wire transfer of immediately available funds to the Seller Account,

(c)

a signed assignment and assumption agreement, in the form attached hereto as Exhibit A and dated as of the Closing Date, pursuant to which Purchaser shall assume the Assigned Contracts and the Assumed Liabilities related thereto (the “Assignment and Assumption Agreement”), duly executed by Purchaser;

(d)	a signed counterpart of each of the Ancillary Agreements to which Purchaser is a party, duly executed by Purchaser.

2.5	Seller’s Closing Deliverables

At the Closing, Seller shall deliver, or cause to be delivered to Purchaser, the following:

(a)	fully executed copies of the Closing Consents;

(b)	a counterpart of the Assignment and Assumption Agreements, duly executed by such Seller or its Affiliates, as applicable;

(c)	a counterpart of each of the Ancillary Agreements to which such Seller is a party, duly executed by the applicable Seller or its Affiliates, as applicable; and

(d)	a valid and properly completed Internal Revenue Service Form W-9 of the Seller.

2.6	Delivery of Closing Inventory and Transferred Drug Substance

2.6.1	At least [information redacted] prior to the Closing, Seller shall deliver to Purchaser (or a designee of Purchaser) [information redacted].

2.6.2	On the Closing Date, Seller shall deliver to Purchaser (or a designee of Purchaser) [information redacted].

2.6.3

On the Closing Date, a purchase order shall be delivered by Purchaser to Seller for the purchase and payment of the Transferred Drug Substance equal to US$5,000,000 (US Dollars five million), with a delivery date on or before the Remaining Inventory Transfer Date. Seller shall deliver to Purchaser (or a designee of Purchaser) the Transferred Drug Substance on or before the Remaining Inventory Transfer Date.

2.6.4

In the event that the US Closing Inventory delivered by Seller (or its Affiliate(s)) to Purchaser as of the Closing comprises fewer than 5,230 vials of Increlex Product, Seller shall deliver to Purchaser (or a designee of Purchaser) such number of vials of Inventory, comprising (a) inventory of finished goods of Increlex Product labeled under the Ipsen Brands and (b) inventory of bulk naked vials of the Increlex Product (together, the “Post-Closing US Inventory”), as is equal to 5,230 vials minus the number of vials delivered by Seller (or its Affiliate(s)) to Purchaser as of the Closing, at the earlier of (x) as soon as reasonably practicable after the secondary packaging campaign run of finished goods of the Increlex Product has been released from Tjoapack for the United States and (y) on or before January 31, 2025.

2.6.5

All deliveries made pursuant to this Section 2.6 shall be delivered to Purchaser on [information redacted] basis to the Eton’s designated warehouse. Title and risk of loss or other risks in relation to such US Closing Inventory and Transferred Drug Substance, as applicable, shall pass to Purchaser in accordance with the abovementioned Incoterms upon delivery of such Inventory in accordance with this Section 2.6.

3.	REPRESENTATIONS & WARRANTIES OF IPSEN

Seller represents and warrants to Purchaser as of the Signing Date and the Closing Date (and in the case of Section 3.15, as of the Remaining Inventory Transfer Date) that, except as set forth in the disclosure schedule provided by Seller to Purchaser (“Seller Disclosure Schedule”):

3.1	Organization and Qualification.

Ipsen is duly incorporated or organized, as applicable, validly existing under the laws of the jurisdiction of its incorporation. Each of Ipsen and its Affiliates have all requisite corporate or other power and authority to own, lease and operate the Transferred Assets held by it.

3.2	Corporate Authority.

Ipsen has all requisite corporate power and authority and has taken all corporate action necessary in order to execute, deliver and perform its obligations under this Agreement, each Ancillary Agreement, the Seller FDA Letters, the Purchaser FDA Letters, and any other agreements, certificates or documents to which it is a party and to consummate the Transactions. This Agreement is, and when executed and delivered by Ipsen, each Ancillary Agreement to which it is a party will be, a valid and binding agreement of Ipsen enforceable against Ipsen in accordance with its terms. Ipsen has the authority to bind its Affiliates to the provisions of this Agreement and hereby agrees that it will cause each of its Affiliates to be bound by, and to take any action that is required under, this Agreement and each Ancillary Agreement as if such Affiliate were a party to this Agreement or Ancillary Agreement, as applicable.

3.3	Consent and Approvals.

Except as set forth in Seller Disclosure Schedule 3.3, no notices, applications, reports or other filings are required to be made by Ipsen with any Governmental Authority, nor are any consents required to be obtained by Ipsen from any Governmental Authority, in connection with the execution, delivery and performance of this Agreement or any Ancillary Agreement to which Ipsen is a party and the consummation by Ipsen of the Transactions.

3.4	Non-Contravention.

(a)

The execution, delivery and performance of this Agreement and each Ancillary Agreement to which Ipsen is a party do not, and the consummation by Ipsen or its Affiliates of the Transactions will not, constitute or result in: (i) a breach or violation of, or a default under, the certificate of incorporation or by-laws of Ipsen, (ii) a breach or violation of any obligations on the Transferred Assets, and in particular those pursuant to any Assigned Contract or any other commitment of Seller or any of its Affiliates, (iii) the breach of, or a default under any law applicable to Seller and/or any such Affiliates, in each case, assuming the making of all notices and the obtaining of all consents referred to in Section 3.3 (Consent Approvals) and in Seller Disclosure Schedule 3.3.

(b)

There is no pending legal proceeding involving Seller or, to the knowledge of Seller, threatened against Seller or its relevant Affiliates, that questions or challenges the validity of this Agreement or seeks to prevent, enjoin, alter or delay any other transactions contemplated hereby or any action to be taken pursuant to this Agreement or any Ancillary Agreement.

3.5	Ownership of Tangible Assets.

(a)	Ipsen does not own any Real Property Related to the Business, nor will Ipsen assign any lease for the occupancy of a Real Property to Purchaser at Closing.

(b)

The Inventory is in good working order, has (or is reasonably expected to) pass Ipsen’s (or its Affiliate’s) quality control procedures, and has no more than reasonable wear and tear. The applicable shelf life estimated [information redacted]. The US Closing Inventory comprises [information redacted] of the Increlex Product, comprising (a) inventory of finished goods of Increlex Product labeled under the Ipsen Brands and (b) inventory of bulk naked vials of the Increlex Product, [information redacted]. As of immediately prior to Closing or, in the case of the Post-Closing US Inventory, as of immediately prior to Seller’s delivery of such Inventory to Purchaser pursuant to Section 2.6, all US Closing Inventory and Post-Closing US Inventory is owned by Seller and/or its Affiliates and located in the United States.

(c)

The Inventory has no more than reasonable wear and tear, is in good and saleable condition and usable in the ordinary course of business for its intended purposes and has been manufactured and stored in compliance with cGMP and with the specifications of the Increlex Product and Business as defined in the relevant MAAs and Governmental Authorizations (including without limitation all specifications set forth in the applicable dossier for the Increlex Product).

(d)

Seller has, or its Affiliates (as applicable) have, good title to, or valid and enforceable contract rights in and to, the Transferred Assets, free and clear of all encumbrances other than the permitted encumbrances. The Transferred Assets, in the form delivered to the Purchaser in accordance with this Agreement: (i) are adequate to conduct the Business as it is presently being conducted and as it was conducted in the twelve (12) months prior to Closing and (ii) include all of the Governmental Authorizations, registered Intellectual Property Rights and other assets necessary for the Purchaser to conduct the Business as it is presently being conducted and as it was conducted in the twelve (12) months prior to Closing.

3.6	Assigned Contracts and Shared Contracts.

(a)

All Assigned Contracts and all Shared Contracts are in full force and effect and are enforceable against each party thereto in accordance with the express terms thereof. There does not exist under any Assigned Contract nor under any Shared Contracts (to the extent Related to the Business), any violation, breach or event of default, or alleged violation, breach or event of default, or event or condition that, after notice or lapse of time or both, would constitute a violation, breach or event of default thereunder on the part of Seller, and to Ipsen’s knowledge there does not exist under any Assigned Contract nor under any Shared Contracts (to the extent Related to the Business), any violation, breach or event of default, or alleged violation, breach or event of default, or event or condition that, after notice or lapse of time or both, would constitute a violation, breach or event of default thereunder on the part of any third-party.

(b)

As of the Signing Date and [information redacted] prior to the Closing Date, neither Seller nor any of its Affiliates that are Parties thereto has received from any Third Party to any of the Assigned Contracts or Shared Contracts (to the extent Related to the Business):

(i)	any written notice that any such co-contracting Third Party intends to terminate any such Assigned Contract or Shared Contract (to the extent Related to the Business); or

(ii)

except as set forth in Seller Disclosure Schedule 3.8, any written claim of material breach, violation of other default of the Seller or such Affiliates pursuant to any such Assigned Contract or Shared Contract (to the extent Related to the Business).

(c)

Ipsen has satisfied all payment obligations, and no payment obligations remain, under the Increlex License Agreements, now or in the future, by Seller or any of its Affiliates or, following the Closing, under the Increlex License Agreements (unless due to action by Purchaser or any of its Affiliates, for which Purchaser shall remain liable for any such payment obligation to Genentech) [information redacted].

3.7	Intellectual Property.

(a)

Seller is and, immediately prior to the Closing, will be, the holder of a valid license under the Licensed Intellectual Property, free and clear of any liens or encumbrances. Other than the Licensed Intellectual Property, Seller owns, and immediately prior to the Closing, will own all other Intellectual Property necessary for or that has been used to develop, manufacture, commercialize or otherwise exploit the Increlex Product. None of the execution, delivery or performance by the Seller or the consummation of any transactions contemplated hereby shall result in the loss or impairment of, or give rise to any right of a third party to terminate, any rights of the Seller in any of the foregoing rights. Seller Disclosure Schedule 3.7(a) sets forth a correct, current and complete list of all: (x) Transferred Intellectual Property registered or applied for in the name of Ipsen or any of its Affiliates as of the date of this Agreement (the “Ipsen Registered IP”), and (y) Licensed Intellectual Property and, in each case, the legal owner thereof. All Transferred Intellectual Property are valid, enforceable and subsisting and in full force and effect.

(b)

All registration, application, maintenance and renewal fees, costs, charges and Taxes required for or in connection with the maintenance of the Transferred Intellectual Property, that are due and payable prior to the Closing Date, have been or will be duly paid on time by Seller, and all necessary documents, recordations and certifications in connection with the Ipsen Registered IP have been filed with the relevant Governmental Authorities and domain name registrars, as the case may be, for the purposes of maintaining ownership of, or rights to, such Ipsen Registered IP and recording ownership by the Seller of such Ipsen Registered IP.

(c)

Seller has no knowledge that, and has not received any written or other offer of, a license or any charge, complaint, claim, demand or notice, in any such case challenging the ownership, use, enforceability, registrability or validity of any of the Transferred Intellectual Property or alleging or implying that the operation of the Business or the development, manufacture, commercialization and other exploitation of the Increlex Product or the use or practice of any Transferred Intellectual Property infringes, misappropriates or violates the Intellectual Property of any third party. Seller has no knowledge of actual or potential infringement, misappropriation or other violation of any Transferred Intellectual Property.

(d)

Seller Disclosure Schedule 3.7(d) lists all licenses of, options to or covenants not to sue or assert with respect to, any Transferred Intellectual Property by the Seller to any third party or any other instruments to which the Seller is a party, pursuant to which any third party has obtained any rights, title or interests in or to any Transferred Intellectual Property. None of Seller or, to the knowledge of Seller, any other party is in breach, violation or default of, or has repudiated, any provision of any such agreement.

3.8	Litigation.

Except as set forth in Seller Disclosure Schedule 3.8, there is no action pending or, to the knowledge of Ipsen, threatened, against or relating to Ipsen or any of its Affiliates in connection with the Transferred Assets (including the Inventory) or the Business. None of the Transferred Assets (including the Inventory) or the Business is subject to any Governmental Order.

During the [information redacted] period prior to the Closing Date, neither Seller nor its Affiliates have received any written notice of an investigation, claim, suit, proceeding, hearing, enforcement action, audit, or arbitration by a Governmental Authority in the Territory that relate to: (a) the development, manufacture, commercialization and other exploitation of the Increlex Products, (b) any of the Transferred Assets (including the Inventory) or (c) the Business.

During the [information redacted] period prior to the Closing Date, neither Seller nor its Affiliates have received any written injunction from any Governmental Authority, or any written request from any other person, in the Territory, to recall any Increlex Product or to inform their customers of a defect or any danger caused by a defect in the Increlex Product or linked to its use.

3.9	Labor Matters.

There are no claims or potential claims relating to the employment of employees by Ipsen or any of its Affiliates, Related to the Business or in connection with the Agreement, and to the knowledge of Ipsen, no potential claims are pending against Ipsen or any of its Affiliates.

3.10	Marketing Approvals.

(a)

Schedule 2.1(a)(vii) sets forth a list of all Governmental Authorizations (including MAAs) issued to Seller, its Affiliates and/or Third Party designated by Seller, relating to the development, manufacture, commercialization and other exploitation of the Increlex Product or the Business in the Territory. Each of the Governmental Authorizations listed on Schedule 2.1(a)(vii) has been validly issued by the appropriate Governmental Authority and is in full force and effect, and Seller, its Affiliate or Third Party designated by Seller specified therein is the sole and exclusive registered owner of the Governmental Authorization set forth opposite its name. No suspension, cancellation or modification is pending or, to the knowledge of Seller, threatened, with respect to any Governmental Authorization.

(b)

During the [information redacted] period prior to the Closing Date, (i) Seller, its Affiliates or Third Party designated by Seller have fulfilled and performed all material obligations with respect to each Governmental Authorization and neither the Seller, its Affiliates or Third Party designated by Seller is in breach or violation of, or default under, any such Governmental Authorization, and no event has occurred that would or would reasonably be likely to cause the revocation, termination or material impairment of the rights of the holder of any Governmental Authorization and (ii) neither Seller nor any of its Affiliates has received any notice from any Governmental Authority that it has commenced or has threatened to commence any action to terminate, limit, modify or suspend the development, manufacture, commercialization and other exploitation of any Increlex Product.

3.11	Suppliers and Customers.

Seller Disclosure Schedule 3.11 sets forth a list of all suppliers or vendors (“Business Suppliers”) and customers (“Business Customers”) of the Business [information redacted]. No Business Supplier or Business Customer has canceled, reduced, terminated or, to the knowledge of Seller, threatened to cancel, reduce, terminate or otherwise materially and adversely modify its relationship with Seller or its Affiliates [information redacted], including by reducing the quantities ordered, the services provided, the price paid or otherwise by adversely modifying the conditions to the contract with Seller. The terms of the Seller’s contract with each Business Supplier provides that such Business Supplier will, and except for those matters disclosed on Seller Disclosure Schedule 3.8 the Seller is not aware of any fact or circumstance that could adversely affect a Business Supplier’s ability to, deliver goods or services to Purchaser in sufficient quantities to continue the Business as presently conducted and as proposed to be conducted. Seller has not experienced, and there does not currently exist, any material quality control or similar problems with the supplies with respect to the Business by any of the Business Suppliers.

3.12	Compliance with Regulatory Laws and Health Care Laws.

Except for those matters disclosed on Seller Disclosure Schedule 3.12, the Increlex Product and the Transferred Assets are being, [information redacted], have been, developed, manufactured, commercialized and otherwise exploited in compliance with all Governmental Authorizations and Regulatory Laws, including relating to Current Good Manufacturing Practices, Good Laboratory Practices, Good Clinical Practices, establishment registration, product listing and labeling, promotional practices, advertising, record keeping, and filing of reports, and all Health Care Laws. None of Seller, its Affiliates, or to Seller’s knowledge, none of the Third Party manufacturer of the Increlex Product engaged by Seller or its Affiliates, has received any written notices, complaints, or communications from any Governmental Authority or Third Party that alleges or suggests the Increlex Product, the Transferred Assets or the Business is not in compliance with applicable Regulatory Laws or Health Care Laws and, to the knowledge of the Seller, there are no facts or circumstances that would be reasonably likely to result in such action. Neither the Seller nor its Affiliates: (i) acts as a “Covered Entity” or “Business Associate” as those terms are defined under HIPAA or (ii) receives access to or otherwise accesses protected health information (as defined under HIPAA) or other patient identifying information.

3.13	Compliance with Laws.

(a)

Seller or its Affiliates and/or Third Party designated by Seller hold all Governmental Authorizations necessary to hold the Transferred Assets (including the Inventory) and to operate the Business as currently operated. The Business has been operated in compliance with all applicable laws and regulations in all material respects.

(b)

Neither Seller nor any of its Affiliates that owns any of the Transferred Assets (including the Inventory) has received any written notice that Seller or any such Affiliate is not in compliance with any law with respect to the Business or the Transferred Assets (including the Inventory).

(c)

All sales made and orders taken prior to the Closing Date have been accepted by Seller (or any of its Affiliates) in the ordinary course of business in a manner that is consistent with past practice, and no action or measure has been taken with a view to materially increasing the volume of sales (including, the delay of acceptance of orders of the Increlex Product from, or shipment of the Increlex Product to, third party customers).

3.14

Taxes. All Taxes required by applicable law have been properly paid to the appropriate Tax Authority, and the Seller has complied in all material respects with all information reporting and backup withholding requirements with respect to the Transferred Assets or the Business. The Seller is not a party to or bound by any Tax indemnity, Tax sharing, Tax allocation or similar agreement with respect to the Transferred Assets or the Business other than commercial agreements entered into in the ordinary course of business and the principal purpose of which is not indemnification for Taxes.

3.15	Remaining Inventory Transfer. As of the Remaining Inventory Transfer Date:

3.15.1

The Remaining Inventory is in good working order, has passed (or is reasonably expected to pass) Ipsen’s (or its Affiliate’s) quality control procedures, and has no more than reasonable wear and tear. The Remaining Inventory at the Remaining Inventory Transfer Date shall be commercially saleable and have a minimum shelf life as follows of at least:

(1)

for the Increlex Product in final packaged form labelled with [information redacted], for distribution to end users, [information redacted] will have a minimum shelf life of [information redacted] and the rest will have a minimum shelf life of [information redacted]; and

(2)	[information redacted] for the Increlex Product in bulk naked vial form.

3.15.2

The Remaining Inventory is in good and saleable condition and usable in the ordinary course of business for its intended purposes and have been manufactured and stored in compliance with cGMP and with the specifications of the Increlex Product and Business as defined in the relevant MAAs and Governmental Authorizations (including without limitation all specifications set forth in the applicable dossier for the Increlex Product).

3.16	No Other Representations or Warranties.

Except for the representations and warranties contained in this Section 3 (Representations & Warranties of Ipsen), and as otherwise provided under the Transitional Services Agreement, neither Ipsen nor any of its Affiliates makes any express or implied representation or warranty on behalf of Ipsen.

4.	REPRESENTATION & WARRANTIES OF PURCHASER

Purchaser hereby represents and warrants to Seller as of the Signing Date and the Closing Date, as set forth below:

4.1	Organization and Qualification.

Purchaser is duly incorporated or organized, as applicable, validly existing and to the extent such concept is recognized in a given jurisdiction, in good standing under the laws of the jurisdiction of its incorporation or organization. Purchaser has all requisite corporate power and authority to own and operate its properties and assets and to carry on its business as currently conducted. Purchaser is duly qualified to do business and is in good standing in each jurisdiction where the ownership or operation of its properties and assets or the conduct of its business requires such qualification.

4.2	Corporate Authorization.

Purchaser has all requisite corporate power and authority and has taken all corporate action necessary in order to execute, deliver and perform its obligations under this Agreement and each Ancillary Agreement to which it is a party and to consummate the Transactions. No vote of the holders of securities of Purchaser is required for Purchaser to enter into or consummate the Transaction. This Agreement is, and when executed and delivered by Purchaser each Ancillary Agreement to which Purchaser is a party will be, a valid and binding agreement of Purchaser enforceable against Purchaser in accordance with its terms.

4.3	Consents and Approvals.

No Governmental Approvals, notices, reports, other filings or other Third Party consents are required to be made by Purchaser or any of its Affiliates with any government entity or Third Party, nor are any government consents required to be obtained by Purchaser or any of its Affiliates in connection with the execution and delivery of this Agreement or any Ancillary Agreement to which Purchaser is a party and the consummation by Purchaser of the Transactions, except for the Purchaser FDA Letters and the required Austrian Foreign Investment Clearance as set forth in Section 5.15.

4.4	Non-Contravention.

The execution, delivery and performance of this Agreement and each Ancillary Agreement to which Purchaser is a party do not, and the consummation by Purchaser of the Transactions will not, constitute or result in: (a) a breach or violation of, or a default under, the certificate of incorporation, by-laws or comparable organizational documents of Purchaser, (b) a conflict with, breach or violation of, or a default under, any obligation to which Purchaser is subject to prevent, materially impair or materially delay the ability of Purchaser to consummate the Transactions or (c) with respect to any party, the acceleration or creation of any right to accelerate, terminate, modify, cancel or require any notice, or any right of first offer or refusal, consent or waiver or (d) result in any Loss of any right or privilege under any contract to which Purchaser is a party or by which Purchaser is bound, or result in the creation or imposition of any encumbrance of any nature whatsoever upon Purchaser’s assets, except which do not and would not reasonably be expected to materially and adversely affect Purchaser’s ability to consummate the Transaction contemplated hereby.

4.5	Litigation.

There is no claim, complaint, suit, investigation or action pending or, to the knowledge of Purchaser, threatened against or relating to Purchaser, before any Governmental Authority or arbitral body against Purchaser, that would prevent, materially impair or materially delay the ability of Purchaser to consummate the Transaction. Purchaser is not subject to any Governmental Order to prevent, materially impair or materially delay the ability of Purchaser to develop, manufacture, commercialize or otherwise exploit the Increlex Product following the Closing.

4.6	Availability of Funds.

(a)

Purchaser has or will have sufficient cash or other sources of immediately available funds to enable it to effect the Closing (including the payment of the Upfront Payment, the Closing Inventory Payment and all other costs and expenses contemplated to be paid by Purchaser under this Agreement and the Ancillary Agreements to which it is a Party) and will have sufficient resources (including sufficient cash, available lines of credit or other sources of immediately available funds) to enable it to pay the Deferred Payments and the other amounts referred to in Sections 2.2(d) (Deferred Payment) as and when they become due.

(b)

Purchaser has not and will not incur any obligation, commitment, restriction or liability of any kind that would impair or adversely affect such resources or its ability to effect the Closing. Purchaser acknowledges that its obligations hereunder are not in any respect subject to any equity or debt financing contingency.

4.7	Purchaser’s Acknowledgments.

Purchaser is experienced and sophisticated with respect to transactions of the type contemplated by this Agreement and the Ancillary Agreements to which it is a Party. In consultation with experienced counsel and advisors of its choice, Purchaser has conducted its own independent review and analysis of the Business, the Transferred Assets, the Assumed Liabilities and the rights and obligations it is acquiring and assuming under this Agreement and the Ancillary Agreements to which it is a party on the basis of the information and documents made available in the Data Room and of the correspondence with management uploaded in the USB stick. Purchaser acknowledges that it and its representatives have been permitted access to a list of documents made available in the Data Room, and that it and its representatives have had an opportunity to meet with the officers and other employees of Seller to discuss the Business, the Transferred Assets and the Assumed Liabilities.

4.8	No Reliance.

Purchaser acknowledges that it is a sophisticated purchaser and together with its Affiliates and representatives, has made its own investigation, review and analysis regarding the Increlex Product, the Transferred Assets, the Assumed Liabilities and the Transaction. Purchaser acknowledges that (a) none of Seller, its Affiliates or representatives is making, and Purchaser is not relying on, any statement, representation or warranty, oral or written, express or implied, regarding the Increlex Product, the Transferred Assets or the Assumed Liabilities, except for those representations and warranties expressly set forth in Section 3 or in any Ancillary Agreement and (b) without limiting the generality of the foregoing, none of Seller or any of its Affiliates or representatives shall have any liability to Purchaser or any of its Affiliates or representatives pursuant to this Agreement in connection with the use of, any information, documents or materials made available to Purchaser or its Affiliates or representatives, whether orally or in writing, in any confidential information memoranda, virtual data rooms, presentations, projections, due diligence discussions, or in any other form in expectation of the Transaction, except in each case (x) to the extent any such information, documents or materials are the subject of any representation or warranty expressly set forth in Section 3 or in any Ancillary Agreement or (y) in the event of fraud or intentional misrepresentation by the Seller or any of its Affiliates or representatives.

4.9	No Other Representations or Warranties.

Except for the representations and warranties contained in this Section 4 (Representations & Warranties of Purchaser), and as otherwise provided under the Transitional Services Agreement, neither Purchaser nor any of its Affiliates or representatives makes any express or implied representation or warranty on behalf of Purchaser.

5.	COVENANTS AND OTHER AGREEMENTS

5.1	Pre-Closing Access and Information.

Prior to the Closing, subject to reasonable rules and regulations of Seller and any applicable laws, Seller shall keep Purchaser informed of all material developments relevant to the Increlex Product and its ability to consummate the Transaction contemplated hereby. Subject to compliance with applicable laws and any established legal privilege, Seller shall between the Signing Date and Closing Date give Purchaser and its authorized representatives (including independent public accountants and attorneys) reasonable access, during regular business hours and upon reasonable advance notice to Ipsen, to the Business Information, books, records, technical information and personnel to the extent Related to the Business, as reasonably required by Purchaser and available to Ipsen solely for purposes of furthering the Transaction or integration planning related thereto. All requests for information made pursuant to this Section 5.1 shall be directed to Lori Badura, Vice President, Global Partnering, Neuro & Rare Disease (lori.badura@ipsen.com) and Marine Beurdeley Senior Director, Global Partnering, Neuro & Rare Disease (marine.beurdeley@ipsen.com) in writing by Purchaser. All information made available pursuant to this Section shall be governed by the terms of the Confidentiality Agreement. Notwithstanding the foregoing, nothing contained in this Agreement shall give Purchaser, directly or indirectly, the right to direct Seller’s or any of its Seller Affiliates’ operations prior to the Closing Date. In addition, subject to any applicable antitrust laws, promptly following the Signing Date, Seller and Purchaser shall mutually agree on a communication plan to notify employees, suppliers, MA holders, collaboration partners and distributors, in each case, Related to the Business and/or related to the Transaction, of the Transactions contemplated hereunder, before the Closing Date, and Purchaser agrees that, during the period between the Signing Date and the Closing Date, it is not authorized to, and shall not, and shall not permit any of its Affiliates or representatives to contact any employee, supplier, collaboration partner, distributor of the Increlex Product or Related to the Business except in accordance with such communication plan.

5.2	Reasonable Efforts.

(a)

Promptly after the Closing [information redacted]: (i) Seller shall file, or cause to be filed, with the FDA the Seller FDA Letters and provide a copy of the as-filed Seller FDA Letters to Purchaser and (ii) Purchaser shall file, or cause to be filed, with the FDA the Purchaser FDA Letters and provide a copy of the as-filed Purchaser FDA Letters to Seller. Seller and its Affiliates shall assist the Purchaser to the extent necessary by furnishing all necessary documents to implement the transfer, free of any charge (except as provided in the Transitional Services Agreement).

(b)

Seller and Purchaser shall make all filings and submissions required by law to coordinate the transfer of all MAAs and Governmental Authorizations on a country-by-country basis for the countries listed in Schedule 2.1(a)(vii), and cooperate in connection with any investigation of, and respond to, any requests from the relevant Regulatory Authority Related to the Business to effect the Transaction contemplated hereby and promptly file any additional information requested as soon as practicable after receipt of such request. Each of the Parties shall, and will cause its Affiliates to, cooperate and use its Commercially Reasonable Efforts to secure transfer of each of the Governmental Authorizations and MAAs. Purchaser shall take, and ensure that its Affiliates and any designated Third Party takes, all actions as are required to be taken by a transferee of MAAs and Governmental Approvals, such as the registration of a pharmaceutical establishment in the relevant countries of the European Union with the relevant VAT and Economic Operators Registration and Identification (“EORI”) numbers in a country of the European Union, and with the appointment of qualified persons to have all MAA and Governmental Approvals transferred to Purchaser or its designee timely after the Closing Date, but no later than [information redacted].

(c)

After the Closing Date, on a country-by-country basis for each country in the Territory, pending the transfer of the Governmental Authorizations and MAAs in such country, Seller or its relevant Affiliates will:

(i)

continue to distribute or sell, until the Handover Date, the currently marketed Increlex Product in such country where the Increlex Product was commercialized prior to the Closing Date, in the same manner as it was conducted by Ipsen and/or its Affiliates [information redacted] prior to Closing Date pursuant to, and in accordance with, the Transitional Services Agreement;

(ii)

hold, until the Handover Date, each Governmental Authorization and MAA in such country for the account, risk and benefit of the Purchaser and act in accordance with past practice and the instructions of the Purchaser in respect of each such Governmental Authorization and MAA;

(iii)

maintain in force, until the Handover Date, each Governmental Authorization and MAA in such country, and not voluntarily amend, cancel, withdraw or surrender any such Governmental Authorization or MAA unless (1) required to do so by applicable law or any Governmental Authority or (2) with the Purchaser’s prior written consent;

(iv)

if prior to the Handover Date, certain tender contracts that may have been entered into by Ipsen or its designated Affiliate with pharmaceutical public procurement agencies in specific countries of the Territory (e.g., Italy) cannot be terminated or transferred to Purchaser due to the specificity around the tendering system that may exist in such countries despite the Governmental Authorizations being transferred to Purchaser (such countries, “Tender Contract Countries”), the Parties agree that they will engage in good faith discussions to enter into an agreement pursuant to which Purchaser will designate Ipsen as its distributor for the importation and sale of the Increlex Product to such pharmaceutical public procurement agencies until such tender contracts are effectively transferred to Purchaser or until Purchaser enters into a tender contract with such agencies.

(d)

As of the Closing Date, Purchaser has no intention to cease or discontinue the commercialization of the Increlex Product. Purchaser acknowledges the importance of supplying the Increlex Product in the countries where the MAA is granted in a manner sufficient to meet patients’ demand, particularly given that there is no alternative treatment.

5.3	Transferred Intellectual Property.

Purchaser shall be responsible to prepare and, if permitted under the relevant laws and regulations, file or cause to be filed all assignment documents and complete all formalities that are required in order to record the transfer of the Transferred Intellectual Property, if so required. If required by applicable laws, Purchaser shall provide standard form assignment documents by country, at Purchaser’s expense. The Purchaser shall pay or (as applicable) bear the cost of all expenses incurred after the Closing Date in connection thereto. Seller shall be responsible to obtain, at its own cost, the notarization, authentication, or legalization of the signatures of Seller’s representatives on all assignment documents pursuant to this Section 5.3 (Transferred Intellectual Property).

As long as Seller or any of its Affiliates or designees is registered as the owner of any Transferred Intellectual Property, Seller shall, at its own cost, reasonably assist (and procure that its Affiliates or designees reasonably assist) Purchaser in the registration of assignment of Transferred Intellectual Property with all competent Governmental Authorities. In particular, Seller shall promptly and in any event within [information redacted] after any written request by the Purchaser execute (and procure that its Affiliates or designees execute) such agreements, deeds, declarations, transfers, conveyances, standard form assignments and other documents, as may be reasonably required pursuant to applicable local law, to achieve the registration of assignment of all Transferred Intellectual Property.

In the event that any of the Transferred Intellectual Property comes up for renewal before the applications of the changes in ownership have been filed by Purchaser or is Affiliates, Seller shall carry out the necessary formalities to file the renewal of such Transferred Intellectual Property.

Notwithstanding any provision to the contrary herein, Ipsen and its Affiliates hereby grant and agree to grant to Purchaser an irrevocable, perpetual, worldwide, non-exclusive, royalty-free, fully paid license, sublicensable through multiple tiers, under all Patent Rights and Know-How necessary for, or used in, the manufacture, use, sale, or other exploitation of the Increlex Product, which license Purchaser may practice to manufacture, use, sell, and otherwise exploit the Increlex Product.

5.4	Consents Pertaining to the Transferred Assets.

Subject to Section 5.2(c)(iv), from the Signing Date and [information redacted] after the Closing Date, Seller shall use all Commercially Reasonable Efforts (which shall not require it or any of its Affiliates to take any action that would be materially adverse to the business retained by Seller and/or its Affiliates) to obtain any consent of, or waiver by, any Third Parties or Governmental Authorities necessary for the transfer of the Transferred Assets (the “Consents”). Purchaser shall, and shall cause its Affiliates to, cooperate with Seller to obtain the Consents.

Notwithstanding the other provisions of this Agreement, if any Transferred Asset is necessary or useful to be retained by Seller or its Affiliates to facilitate the provision by Seller or its Affiliates of services under the Transitional Services Agreement, then, at Purchaser’s election, the transfer of such Transferred Asset shall be delayed until such other date as may be agreed by Purchaser.

In each instance in which an attempted transfer or assignment of a Transferred Asset would be ineffective or would adversely affect the ability of Seller or (as the case may be) its Affiliate to convey on a pass-through basis the interest in the relevant Assigned Contract to Purchaser, Seller shall use, or shall cause the corresponding Affiliate to use, all Commercially Reasonable Efforts to assist Purchaser, [information redacted], in entering into any such alternative arrangement and agreement with the Third Party or with another third party as may be appropriate (including subcontracting, if permitted) in order to allow Purchaser to realize, receive and enjoy substantially similar rights and benefits as if Purchaser had been a party to such Assigned Contract in lieu of Seller or its Affiliates. With respect to the foregoing, Seller shall, or shall cause its Affiliates to, promptly pay to Purchaser, when received, all income, proceeds and other monies received by Seller or any of its subsidiaries with respect to any non-assignable Transferred Asset (except during the provision by Seller or its Affiliates of services under the Transitional Services Agreement). In such instance, as long as such assignment or alternative arrangement or agreement remains effective, Seller shall, at its cost, procure that it or its relevant Affiliates continue to perform all provisions of any Assigned Contract for which Consent has failed to be obtained at Purchaser’s direction. Until the transfer of the relevant Transferred Asset is completed, all decisions relating to such Transferred Asset shall be made by Purchaser.

5.5	Termination of Certain Agreements.

Seller, or its relevant Affiliate, shall provide termination notices in form and substance reasonably acceptable to Purchaser in respect of the contracts listed on Schedule 5.5 (the “Terminating Contracts”) within the time-periods set forth in Schedule 5.5.

5.6	Public Announcements.

Subject to: (a) the provisions of Section 5.9(a) (Confidentiality) and (b) each Party’s disclosure obligations imposed by law (including any obligations under any securities law before the Autorité des marchés financiers), during the period from the Signing Date until the Closing, Purchaser and Seller shall, and shall cause their respective Affiliates to, cooperate with the other Party in the development and distribution of all public information disclosures and announcements, including announcements and notices to Third Parties, relating to this Agreement and the Ancillary Agreements.

Promptly following the Closing, Seller shall provide written notice to each Business Customer in such form and substance as approved in writing in advance by the Purchaser, notifying such Business Customer of the sale of the Business to Purchaser. Such notice shall, among other things, direct the Business Customer to order Increlex Product from the Purchaser following the Handover Date and provide the contact information for the Purchaser. In countries of the Territory where Seller, its Affiliates or its designee continue to distribute or sell, until the Handover Date, the Increlex Product pursuant to the Transitional Services Agreement, the Parties shall cooperate with each other to establish a communication plan and agree on an appropriate schedule for the delivery of such notice.

5.7	Pre-Closing Conduct of Business.

Prior to the Closing, Seller shall, and shall cause its Affiliates to, conduct the Business in the ordinary course of business consistent with past practice, and shall not engage in any of the following actions, except as Purchaser shall otherwise consent in writing (which consent shall not be unreasonably delayed):

(a)

transfer, sell, license or otherwise dispose of any Transferred Assets (including the Inventory), except for sales, leases, licenses or other dispositions of: (i) Inventory, (ii) obsolete assets and (iii) pursuant to contracts with Third Parties in effect as of the date of this Agreement, in each case of (i)-(iii), in the ordinary course of business in a manner consistent with past practices;

(b)

incur any liens or encumbrances on any Transferred Assets (including the Inventory), other than with respect to the Business, in the ordinary course of business in a manner consistent with past practices;

(c)	grant any license or sublicense of any rights under or with respect to any Transferred Intellectual Property;

(d)	waive, release, assign, settle or compromise any claim, litigation or arbitration Related to the Business;

(e)	voluntarily terminate or amend any Assigned Contract or any portion of a Shared Contract Related to the Business;

(f)	enter into any new contract, agreement or commitment that would be an Assigned Contract; provided that, notwithstanding any provision to the contrary in this Agreement or the Ancillary Agreements:

(i)

Seller or its Affiliates may after the date of this Agreement and with Purchaser’s prior written consent, renew any contract, agreement or commitment pertaining to the Transferred Assets (including the Inventory) or the Business on terms that are consistent with their current terms, and

(ii)	any such new or renewed agreements shall be deemed to be included on the Exhibits to this Agreement as an Assigned Contract;

(g)

(i) apply any new terms and conditions of sale (including, discount or rebate policy or other commercial gesture) with a view to offering discounts or rebates higher than those disclosed in the Data Room or substantial changes to trade terms as disclosed in the Data Room or (ii) take any action or measure that materially increases the volume of account receivables (including the delay of acceptance of orders of the Increlex Product from, or shipment of the Increlex Product to, Third Party customers);

(h)

(i) make any material change in the advertising, terms of sale, collection, or payment practices of the Business that are outside the ordinary course of business, (ii) enter into any material business practices, programs or long term allowances not previously used in the ordinary course of business, or (iii) engage in the practice of “channel stuffing” or any program, activity or other action (including any rebate, discount, chargeback or refund policy or practice), that would reasonably be expected to result, directly or indirectly, in purchases of the Increlex Product that are materially in excess of normal customer purchasing patterns;

(i)	request the withdrawal of, or fail to renew or maintain, any Governmental Authorization or MAA in the Territory;

(j)	incur any capital expenditures with respect to the Increlex Product; and

(k)	agree, in writing or otherwise, to take any of the foregoing actions.

5.8	Transaction Expenses

Except as otherwise provided in this Agreement or the Ancillary Agreements, each of Seller and Purchaser shall bear its own costs and expenses (including brokerage fees, if any, legal fees and expenses) incurred in connection with this Transaction; provided that Purchaser shall be responsible for any costs, expenses and fees related to the transfer or assignment of any of the Transferred Intellectual Property or the assignment of any Assigned Contracts, if any.

5.9	Confidentiality

(a)

The terms of the Confidentiality Agreement are incorporated into this Agreement by reference and shall continue in full force and effect until the Closing, at which time the Confidentiality Agreement shall terminate. If, for any reason, the Closing does not occur, the Confidentiality Agreement shall nonetheless continue in full force and effect in accordance with its terms.

(b)

Purchaser acknowledges and agrees that any information made available to Purchaser by either Seller or any officer, director, employee, agent, representative, accountant or counsel thereof prior to the Closing shall be subject to the terms and conditions of the Confidentiality Agreement.

(c)

The Parties acknowledge that the confidentiality obligations set forth herein shall not extend to information, knowledge and data that is publicly available or becomes publicly available through no act or omission of the Party owing a duty of confidentiality, or becomes available on a non-confidential basis from a source other than the Party owing a duty of confidentiality, so long as such source is not known by such Party to be bound by a confidentiality agreement with or other obligations of secrecy to the other Party.

5.10	Certain Payments or Instruments Received from Third Parties

To the extent that, after the Closing Date: (a) Purchaser or any of its Affiliates receives any payment or instrument that is for the account of Seller according to the terms of this Agreement or any Ancillary Agreement or relates to any business or business segment of Ipsen other than the Business, Purchaser shall, at Seller’s cost, promptly deliver such amount or instrument to the extent related to such other business or business segment to Seller or (b) Seller or any of their respective Affiliates receives any payment that is for the account of Purchaser according to the terms of this Agreement or any Ancillary Agreement or relates to the Business, Seller shall promptly deliver such amount or instrument to the extent Related to the Business to Purchaser. All amounts due and payable under this Section 5.10 (Certain Payments or Instruments Received from Third Parties) shall be due and payable by the applicable Party by wire transfer of immediately available funds to the account designated in writing by the relevant Party. Notwithstanding the foregoing, each Party hereby undertakes to use its Commercially Reasonable Efforts to direct or forward all bills, invoices or like instruments to the appropriate Party.

5.11	Insurance Matters

Purchaser acknowledges and agrees that coverage of the Transferred Assets and Assumed Liabilities under Seller Insurance Policies shall cease as of the Closing Date and the Transferred Assets and the Assumed Liabilities will be deleted in all respects as insureds (or additional insureds, as the case may be) under all Seller Insurance Policies.

5.12	Notification of any Bankruptcy Proceedings.

From the Signing Date until the Closing, each of Seller and Purchaser shall immediately notify the other party regarding the institution of any proceeding by or against it under any bankruptcy, insolvency, assignment or arrangement for the benefit of creditors or similar law.

5.13	Maintenance of Books and Records

After the Closing, Purchaser shall preserve or cause to be preserved, [information redacted], all pre-Closing Date records to the extent Related to the Business, possessed or to be possessed by Purchaser or its Affiliates as of the Closing. After the Closing Date and up until [information redacted], upon any reasonable request from Seller or its representatives for the filing of Tax Returns or the satisfaction of contractual or legal obligations to Third Parties (such as litigation, securities law disclosures), Purchaser shall provide to Seller or its respective representatives reasonable access to such records during normal business hours, and permit Seller or its representatives to make copies of such records solely to the extent required for the foregoing purposes, at Seller’s cost and expense.

5.14	Delivery of Information

Seller shall on the Closing Date deliver to Purchaser to a destination designated by Purchaser, all Business Information required for Purchaser to conduct the Business in substantially the same manner as conducted by Seller [information redacted] prior to the Closing. Seller and its Affiliate shall also provide to Purchaser copies of, and hereby grant Purchaser and its Affiliates a non-exclusive, royalty-free, fully paid-up license to use, any Excluded Information to the extent necessary or useful to develop, manufacture, commercialize or otherwise exploit the Increlex Product in the Territory.

5.15	Austrian Foreign Investment Clearance

(a)	Purchaser:

(i)

acknowledges the importance for Seller that the Austrian Foreign Investment Clearance be obtained as soon as possible and represents and warrants to the Seller that, in respect of the Austrian Foreign Investment Clearance, it is not aware of any reason that may prevent or substantially delay the consummation of the Transaction; and

(ii)	shall use Commercially Reasonable Efforts to obtain the Austrian Foreign Investment Clearance promptly after the Signing Date.

(b)	The Parties shall (and shall cause their respective Affiliates to):

(i)

as soon as reasonably possible after the Signing Date, at Purchaser’s cost and expense, make all necessary filings with any competent Governmental Authority for the Austrian Foreign Investment Clearance in order to obtain the Austrian Foreign Investment Clearance, and confirm to the other Party in writing promptly after having made such filing;

(ii)

use Commercially Reasonable Efforts to obtain, and not take any actions (including entering into any transaction, agreement or other arrangement) that might reasonably be expected to make it more difficult to or result in any material delay in obtaining, the Austrian Foreign Investment Clearance;

(iii)	not withdraw any filings made in respect of the Austrian Foreign Investment Clearance without notifying the other Party;

(iv)

keep the other Party regularly informed of the process of the Austrian Foreign Investment Clearance and in particular, promptly inform the other Party if it becomes aware of anything that could result in the Austrian Foreign Investment Clearances being delayed or denied; and

(v)

give notice to the other Party of the receipt of any Austrian Foreign Investment Clearance within two (2) Business Days of becoming aware of the same (including a copy of the Austrian Foreign Investment Clearance).

(c)

In the event the Austrian Foreign Investment Clearance is denied or is not granted by the competent Governmental Authority prior to the Long-Stop Date or at a date when all the conditions to Closings set forth in Section 7 (other than the Austrian Foreign Investment Clearance) have been satisfied or waived by each of Purchaser and Seller, the Parties agree that the transfer of rights under this Agreement related to Austria shall be postponed and the Closing shall occur (subject to the satisfaction or waiver by each of Purchaser and Seller, at or prior to the Closing, of all the conditions to Closings set forth in Section 7 (Conditions to Closing)) with no reduction of the Upfront Payment, Closing Inventory Payment or Deferred Payment. Subsequently, the Parties shall use Commercially Reasonable Efforts to obtain the Austrian Foreign Investment Clearance in order to have the rights related to Austria transferred to Purchaser prior to the Extended Long-Stop Date, and the Parties shall promptly execute any necessary documentation (including such as to enable Purchaser to file a new Austrian Foreign Investment Clearance, if so required) and perform any acts to effectuate such transfer, at no additional payment to be owed or due by Purchaser to Seller. Purchaser and Seller each agree that it shall (and shall cause its Affiliates to): (i) refrain from taking any actions (including entering into any transaction, agreement or other arrangement) that would be reasonably expected to make it more difficult to obtain the Austrian Foreign Investment Clearance or result in any material delay in obtaining such clearance, (ii) use Commercially Reasonable Efforts to avoid any suspension of the time periods of the Austrian Foreign Investment Clearance, (iii) not withdraw any filings made in respect of Austrian Foreign Investment Clearance without the prior written consent of the other Party and (iv) take reasonable actions required under applicable laws to obtain the required Austrian Foreign Investment Clearance prior to the Closing. In the meantime, the portion of the Transitional Services Agreement related to Austria shall be performed by the Parties in all respects, and the Parties will, if need be, enter into any agreement that may be required for Purchaser to supply Seller with the Increlex Product to be sold within Austria and for Seller to provide the required distribution and medical information services, with the understanding that: (i) the net consideration due to Seller for all such services will amount to the Commission as defined in the Transitional Services Agreement and (ii) Seller shall transfer monthly to Purchaser the amount of Net Sales made in Austria, less the amount of the supply price that Seller would have paid to Purchaser for the purchase of the Increlex Product to be distributed by Seller in Austria which amount of the supply price of the Increlex Product shall be at the amount set forth in Schedule 1.1.29, in such given calendar month.

5.16	Rebates, Chargebacks, and Price Reporting Cooperation

The Parties shall cooperate on rebates, chargebacks and price reporting matters, in accordance with Schedule 5.16.

5.17	Other Payments

(a)

Genentech Payment Obligation. Subject to the truth and accuracy of the representation and warranty set forth in Section 3.6(c), Purchaser will be solely and exclusively responsible for, and make payment (at no additional cost to Ipsen) of, all payments including Intellectual Property prosecution and enforcement payments, that are required to be paid under the Increlex License Agreements, in respect of the period commencing on the Closing Date.

(b)

Currency. All payments to be made by, or on behalf of, Purchaser under this Agreement shall be made in US Dollars (USD), except with respect to the Remaining Inventory Value, which payment shall be made in Euros (€).

(c)

FDA Program Fee. Promptly following the Closing [information redacted], Purchaser shall notify the FDA and make all necessary filings with the FDA to seek, and shall use Commercially Reasonable Efforts to secure, an exemption and refund of the Prescription Drug User Program Fee (“Program Fee”) set forth in Schedule 5.17 for which payment was made by Seller or its Affiliates prior to the Signing Date. Purchaser shall keep Seller informed of the process by providing a copy of all material filings made with the FDA in connection thereto. In the event that Purchaser obtains the exemption and refund, Purchaser shall promptly, [information redacted], remit the refund of the Program Fee to Seller.

5.18	Non-Compete Undertakings

(a)

For a period commencing on the Closing Date and ending on the second (2nd) anniversary date of the Closing Date, except as provided for in this Agreement or in an Ancillary Agreement, Seller shall, or shall cause its relevant Affiliates not to, directly or indirectly, in the countries of the Territory, engage in any development and commercialization activities of products: (i) for the treatment of, or approved or marketed in the indication of, growth failure in children with severe primary IGF-1 deficiency or for the treatment of patients with growth hormone deficiency who developed neutralizing GH antibodies (collectively “Competing Indications”) or (ii) that have mecasermin hormone IGF-1 as an active ingredient (each of (i) and (ii), “Competing Product”). For clarity, Seller and/or its Affiliates shall have the right to conduct manufacturing activities of Competing Products or in Competing Indications.

(b)

The undertaking set forth in the sub-paragraph (a) above shall not be deemed to prohibit or restrict any of Seller or its Affiliates from acquiring, holding or otherwise investing in a controlling ownership interest in any Third Party entity that conducts commercial activities in Competing Indications or in Competing Product.

(c)	Seller acknowledges that the consideration for the undertakings contained in this Section 5.18 (Non-Compete Undertakings) is included in the Upfront Payment.

5.19	Transitional Services Agreement and Transfer of Remaining Inventory

(a)

The Purchaser acknowledges that in countries of the Territory where the MAA and associated Governmental Approvals Related to the Business have not yet been transferred to Purchaser as of the Closing Date, the distribution and sale of the Increlex Product as operated by Seller, its Seller Affiliates or their designated Third Party prior to the Closing Date, will continue to be conducted by Seller, its Affiliates and/or their Third Party designee during a certain transition period after the Closing Date (“Transition Phase”). The legal ownership of, and title to, the Remaining Inventory shall remain with Seller or its Seller Affiliates and shall be transferred to Purchaser on the Remaining Inventory Transfer Date, together with the transfer of the manufacturing and supply agreements listed at Schedule 1.1.4(A)(ii).

(b)	The distribution and sale of the Increlex Product by Seller, its Affiliates and/or their Third Party designee during the Transition Phase will be governed by the Transitional Services Agreement.

(c)

On the Remaining Inventory Transfer Date, Seller shall, and shall cause its Affiliates to, sell, convey, transfer, assign and deliver to Purchaser, and Purchaser shall purchase and assume from Seller and its Affiliates, all of Seller’s and its Affiliates’ right, title and interest, in and to all of the Owned Inventory of Seller and its Affiliates, comprising the finished goods of Increlex Product labeled under the Ipsen Brands and the bulk naked vials of the Increlex Product, existing as of the Remaining Inventory Transfer Date (“Remaining Inventory”), free and clear of all Liens (other than Assumed Liabilities and liens created by or through Purchaser or any of its Affiliates).

(d)

Within [information redacted] after the Remaining Inventory Transfer Date, Seller shall, or shall cause to be prepared and delivered to Purchaser, a statement (the “Remaining Inventory Statement”) setting forth in reasonable detail an itemized list of all Remaining Inventory in each country of the Territory, by category of Inventory and the corresponding Inventory Value at a price per vial set forth in Schedule 1.1.29 (the “Remaining Inventory Value”), which will serve as a calculation for the Remaining Inventory Value Payment of Section 2.2(c). If either Party conducts a physical inspection of the Inventory for the purpose of preparing the Remaining Inventory Statement, such Party shall allow the other Party to have a representative present for such physical inspection.

(e)

Upon Seller’s request, Seller (or its Seller Affiliates) and Purchaser (or its designated Affiliate) shall execute the necessary agreements to implement and perfect the transfer of the legal ownership of the Increlex Product from Seller (or its Seller Affiliates) to Purchaser (or its designated Affiliate) as of the Handover Date. Such agreements shall include any required transfer, conveyances, notarial deeds and other documents required under applicable local laws (“Local Asset Sale Agreement”). The Local Asset Sale Agreement shall be negotiated and entered into between the Parties in good faith. Purchaser shall not incur any additional purchase price at the Handover Date (apart from the Remaining Inventory Value Payment, and Commissions and any other costs and expenses to the extent any are payable to Seller or its Affiliates under the Transitional Services Agreement). In the event that under applicable local laws, a portion of the Purchase Price must be allocated to the relevant country under the Local Asset Sale Agreement, the Parties shall agree on the allocation price within the Local Asset Sale Agreement. If such allocated price is required to be paid at the time of the transfer of the legal ownership of the Increlex Product, the Parties agree that such portion of the Purchase Price shall be restituted by Seller to Purchaser followed by an immediate payment by Purchaser following such restitution of such relevant portion of the Purchase Price by the relevant Seller Affiliate.

5.20	Use of Ipsen Brands

It is expressly agreed that Purchaser is not purchasing, acquiring or otherwise obtaining any right, title or interest in the name “Ipsen” or any trademarks, trade names, corporate names, service marks, internet domain name, identifying logos or other indication containing the words “Ipsen,” whether used alone or in combination with other words (“Ipsen Brands”), except as otherwise expressly set forth herein. Purchaser agrees that, upon and following the Closing Date, it shall use Commercially Reasonable Efforts to cease using any Ipsen Brands in connection with the Increlex Product and the Transferred Assets as soon as reasonably practicable [information redacted]. Notwithstanding the foregoing, Seller, on behalf of itself and its Affiliates, hereby grants Purchaser and its Affiliates, from the Closing Date, a worldwide royalty free sublicensable license to use the Ipsen Brands consistent with the manner they were used [information redacted] prior to the Closing Date by Seller and Seller Affiliates solely for the sole purpose of exhausting the Inventory of the Increlex Product bearing the Ipsen Brands, provided such use of the Ipsen Brands is permitted under local regulatory requirements and applicable laws.

5.21	Ongoing Patient Registry

Promptly following the Closing Date, Seller shall, and shall cause its relevant Affiliates to: (a) transfer (or cause to be transferred) the Increlex Global Registry which is being conducted by or on behalf of Seller or its Affiliates to Purchaser or its Affiliates, and (b) provide or cause to be provided, all requisite notices to any Third Parties, including Governmental Authorities participating in or exercising oversight over such Increlex Global Registry, in each case subject to any ethical considerations with respect to patients in any such study in effect as of the Signing Date. To the extent required by applicable law, Seller shall prepare and submit to the applicable Regulatory Authorities a study report that complies with all applicable requirements of the FDA, the EMA and applicable ICH guidelines and provide a copy of each such study report to Purchaser reasonably prior to the submission thereof to the applicable Regulatory Authorities.

5.22	Data Processing

The Parties agree to comply with all applicable data protection laws and regulations as amended from time to time, in particular the EU Regulation 2016/679 on the protection of natural persons about the processing of personal data and on the free movement of such data (the “GDPR”). The Parties’ respective obligations are set out in the Data Processing Addendum attached hereto as Schedule 5.22, which the Parties acknowledge forms an integral part of the Agreement.

6.	TAX MATTERS

6.1	Transfer Taxes.

All Transfer Taxes shall be borne by Purchaser. Purchaser and Seller shall cooperate to timely prepare and file any Tax Returns relating to such Transfer Taxes, including any claim for exemption or exclusion from the imposition of any Transfer Taxes. With respect to any such Transfer Tax, Tax Returns required to be filed by Seller or any of its Affiliates, Purchaser shall pay to Seller, [information redacted] before the due date for payment of such Transfer Taxes, [information redacted] of the amount of Transfer Taxes.

6.2	Tax Cooperation.

Subject to Section 5.13, Purchaser and Seller agree to furnish or cause their respective Affiliates to furnish, to each other, upon request, as promptly as practicable, such information and assistance relating to the Transferred Assets or the Business as is reasonably necessary for the filing of all Tax Returns and other Tax filings, the preparation for any audit by any Tax Authority and the defense of any claim or proceeding relating to Taxes of the Transferred Assets or the Business. No Party shall be required to deliver or otherwise provide cooperation, documentation or information with respect to Taxes that is not related to the Transferred Assets or the operation of the Business or that such Party considers in good faith to be proprietary, including any documentation or information relating to any consolidated, combined or unitary Tax Return of the Parties or any of their respective Affiliates, or any other Tax Return of the Parties or any of their respective Affiliates to the extent not related to the Transferred Assets or the Business.

6.3	VAT and Other Similar Taxes

All state, local or foreign or other excise, sales, use, value added, transfer, stamp, documentary, filing, recordation and other similar Taxes and fees that may be imposed or assessed as a result of the Transactions, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties, shall be borne by the party determined by any applicable law.

6.4	Withholding Taxes

(a)         Notwithstanding anything to the contrary contained herein, Purchaser and any other withholding agent shall be entitled to deduct or withhold, or cause to be deducted and withheld, any amounts required to be deducted and withheld under the Internal Revenue Code of 1986, as amended, or any other Tax law, from the Purchase Price or other amounts payable hereunder to Ipsen. To the extent that amounts are so withheld, such amounts will be treated for all purposes of this Agreement as having been paid to the Seller or such other Person in respect of whom such withholding was made.

(b)         No later than [information redacted] prior to the Closing Date, Seller shall deliver to Purchaser a properly completed, validly executed, true and correct Internal Revenue Service Form W-9.

6.5	Other Taxes

Seller shall reimburse all Taxes paid by Purchaser after the Closing Date pertaining to any Excluded Asset or Excluded Liability.

7.	CONDITIONS TO CLOSING

7.1	Conditions to Each Party’s Obligation

The obligation of the Parties to effect the Closing is subject to the satisfaction or waiver by each of Purchaser and Seller, at or prior to the Closing, of the following condition:

(a)	There shall not be in effect any law or Governmental Order permanently restraining, enjoining or otherwise prohibiting or preventing the consummation of the Transactions.

7.2	Conditions to Ipsen’s Obligation as Seller

The obligation of Seller to effect the Closing is subject to the satisfaction (or waiver by Ipsen), at or prior to the Closing, of each of the following conditions:

(a)

Representations and Warranties. The representations and warranties of Purchaser as Purchaser set forth in Section 4 (Representations & Warranties of Purchaser) shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of such date and time (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date).

(b)	Covenants. Each of the covenants and agreements of Purchaser contained in this Agreement that are to be performed at or prior to the Closing shall have been duly performed in all material respects.

(c)	Transitional Services Agreement. Purchaser shall have executed and delivered the Transitional Services Agreement.

7.3	Conditions to Eton’s Obligation as Purchaser

The obligation of Purchaser to effect the Closing is subject to the satisfaction (or waiver by Purchaser), at or prior to the Closing, of each of the following conditions:

(a)

Representations and Warranties. The representations and warranties of Ipsen as Seller set forth in Section 3 (Representations & Warranties of Ipsen) shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of such date and time (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date).

(b)	Covenants. Each of the covenants and agreements of Seller contained in this Agreement that are to be performed at or prior to the Closing shall have been duly performed in all material respects.

(c)

Third Party Consent. All consents or waivers from any Third Parties or Governmental Authorities that are required to validly assign or transfer the Transferred Assets listed on Schedule 7.3(c) hereto, each in form and substance pre-approved by the Purchaser (each, a “Closing Consents”), shall have been obtained.

(d)

FDA Letter. Seller shall have delivered to Purchaser, letters from Seller to the FDA transferring to Purchaser the rights to the MAAs and Governmental Authorizations issued by the FDA in substantially the form attached hereto as Schedule 7.3(d)(i) (“Seller FDA Letters”); provided that Purchaser shall have delivered to Seller, letters from Purchaser to the FDA assuming responsibility for the MAAs and Governmental Authorizations issued by the FDA in substantially the form attached hereto as Schedule 7.3(d)(ii) (“Purchaser FDA Letters”).

(e)	Transitional Services Agreement. Seller shall have executed and delivered the Transitional Services Agreement.

8.	TERMINATION

8.1	Termination

(A)	This Agreement may be terminated at any time prior to the Closing Date:

(a)	by written agreement of Seller and Purchaser;

(b)	by Purchaser, by giving written notice to Seller, if the Closing does not take place on or prior to the Long-Stop Date;

(c)

by Purchaser, by giving written notice to Seller, if any Governmental Authorization or MAA for the Increlex Product with the FDA, the EMA or the European Commission is revoked, suspended, limited or withdrawn;

(d)

by Purchaser, if there has been a breach of any representation, warranty, covenant or agreement made by Ipsen in this Agreement, or any such representation and warranty shall have become untrue after the date of this Agreement, such that the conditions set forth in Sections 7.3(a) or 7.3(b) (Conditions to Purchaser’s Obligation as Purchaser) would not be satisfied and such breach or condition is not curable or, if curable, is not cured prior to the earlier of: (i) thirty (30) days after written notice thereof is given by Purchaser to Ipsen and (ii) one (1) Business Day prior to the Long-Stop Date; provided, however, that Purchaser is not then in material breach of its obligations under this Agreement; and

(e)

by Ipsen, if there has been a breach of any representation, warranty, covenant or agreement made by Purchaser in this Agreement, or any such representation and warranty shall have become untrue after the date of this Agreement, such that the conditions set forth in Sections 7.2(a) or 7.2(b) (Condition’s to Ipsen’s Obligation as Seller) would not be satisfied and such breach or condition is not curable or, if curable, is not cured prior to the earlier of: [information redacted] and [information redacted]; provided, however, that Ipsen is not then in breach of its obligations under this Agreement.

(B)

Austria shall be withdrawn from this Agreement (such withdrawal not affecting the payment of the Purchase Price) if the Austrian Foreign Investment Clearance is denied by a competent Government Authority, or not obtained, prior to the Extended Long-Stop Date, unless such failure is due to a breach by the Party seeking to terminate the Agreement with respect to Austria, of any of the covenants, agreements or other undertakings set forth in this Agreement to be performed or observed by such Party.

8.2	Effects of Termination

If this Agreement is terminated pursuant to Section 8.1 (Termination), all further obligations of the Parties under or pursuant to this Agreement shall terminate without further liability of any Party to the other except for the provisions of Section 5.8 (Transaction Expenses), Section 5.9 (Confidentiality), Section 6 (Tax Matters), Section 8 (Termination), and Section 10 (Miscellaneous); provided that neither the termination of this Agreement nor anything in this Section 8.2 (Effects of Termination) shall relieve any Party from liability for any fraud or intentional breach of this Agreement occurring before the termination hereof.

9.	SURVIVAL; INDEMNIFICATION

9.1	Survival of Representations and Warranties or Covenants

9.1.1	Survival

(a)

The representations or warranties in Section 3 (Representations & Warranties of Ipsen) and Section 4 (Representations & Warranties of Purchaser) of this Agreement shall survive for a period of sixteen (16) months after the Closing Date, except that: (i) claims in connection with Fundamental Warranties which shall survive the Closing for three (3) years, and (ii) claims in respect of breaches thereof pending on, or asserted prior to, the expiry date will continue to survive until such claims have been resolved.

(b)	The covenants and agreements of Ipsen and Purchaser contained in this Agreement or any instrument delivered pursuant to this Agreement shall survive until satisfied in accordance with their terms.

Notwithstanding anything to the contrary contained in this Agreement, nothing shall limit any Party’s ability to recover losses which result from or arise out of fraud or intentional breach of this Agreement by the other Party.

9.1.2	Limitations

(a)

The indemnification obligations of Seller under Section 9.1 (Survival of Representations and Warranties or Covenants) (other than on account of any fraud or the breach of any Fundamental Warranties) shall in no event exceed in the aggregate an amount equal to the Upfront Payment paid by Purchaser (“Applicable Cap Amount”).

(b)

Purchaser shall not be entitled to make a claim under Section 9.1 (Survival of Representations and Warranties or Covenants) unless and until the aggregate amount of claims for damages of Purchaser under this Agreement exceeds an amount equal to one hundred seventy-five thousand US Dollars (US$175,000) (“Basket Threshold”), in which case Seller shall be obligated to indemnify Purchaser in the full amount; provided that the limitations in this clause (b) shall not apply with respect to fraud or breach of any Fundamental Warranties.

(c)

No claim or series of related claims (based on the similar or identical triggering event) in respect of any individual event or occurrence, or in respect of events or occurrences arising out of substantially similar facts and circumstances, shall be taken into account for purposes of calculating the Basket Threshold referred to in Section 9.1 (Survival of Representations and Warranties or Covenants) unless and until the damage claimed exceeds an amount equal to fifty thousand US Dollars (US$50,000), it being specified that if such amount is exceeded with respect to an individual claim or a series of related claims, the full amount of such damage with respect to such claim or series of related claims shall be taken into account for the purposes of determining whether the Basket Threshold has been reached; provided that the limitations in this clause (b) shall not apply with respect to fraud or breach of any Fundamental Warranties.

9.2	Indemnification; Claim

(a)

Ipsen and its Affiliates shall indemnify Purchaser and its Affiliates, and its and their respective, officers, directors, employees, stockholders, agents and representatives against, and hold them harmless from and against, any Losses arising or resulting from any: (i) misrepresentation in, or breach of, any representations and warranties, covenants or agreements of Ipsen contained in this Agreement and (ii) any Liabilities to the extent arising out of or relating to: (A) the Transferred Assets prior to or on the Closing Date, whether or not such Liability arises or becomes known prior to, on or after the Closing Date or (B) any Excluded Asset or Excluded Liability.

(b)

Purchaser and its Affiliates shall indemnify Ipsen and its Affiliates and its and their respective, officers, directors, employees, stockholders, agents and representatives against, and hold them harmless from and against, any losses arising or resulting from: (i) any misrepresentation in, or breach of, any representation and warranties, covenants or agreements of Purchaser contained in this Agreement or (ii) any Liabilities to the extent arising out of or relating to Assumed Liabilities to the extent arising after the Closing Date.

(c)

The indemnified Party shall notify the indemnifying Party in writing (and in reasonable detail) of any claim, demand, or action (for purposes of this Section 9.2 (Indemnification; Claim), a “Claim”) asserted by a Third Party [information redacted]; provided, however, that failure to give such notification shall not affect the indemnification provided under this Agreement except to the extent the indemnifying Party shall have been actually and materially prejudiced as a result of such failure. Notwithstanding any provision herein to the contrary, with respect to any claim relating to breach of representations or warranties under Section 3 (Representations & Warranties of Ipsen), such Claim must be made within the survival period set forth in Section 9.1 (Survival of Representations and Warranties or Covenants), and if not made within such period, such claim shall be forever barred. If reasonably requested by the indemnifying Party, the indemnified Party shall deliver to the indemnifying Party, [information redacted], copies of all notices and documents (including court papers) received by the indemnified Party relating to a Third Party Claim.

(d)

If a claim is made by a Third Party against an indemnified Party, the indemnifying Party shall be entitled to participate in the defense thereof as set forth in this Section 9.2(d) (Indemnification; Claim). The indemnifying Party shall have the right to elect (by written notice to the indemnified Party [information redacted]) to defend such Third Party Claim on behalf of the indemnified Party, at the indemnifying Party’s sole cost and expense and with counsel reasonably satisfactory to the indemnified Party. The indemnifying Party shall not be entitled to assume control of a Third Party Claim and shall pay the reasonable fees and expenses of counsel retained by the indemnified Party if: (A) the Third Party claim relates to or arises in connection with any criminal proceeding, action, indictment or allegation or (B) the Third Party claim solely seeks injunctive or other equitable relief. If the indemnifying Party assumes such defense, then the indemnified Party shall have the right to participate in the defense thereof and to employ counsel, at its own expense, separate from the counsel employed by the indemnifying Party, it being understood that the indemnifying Party shall control such defense and the indemnified Party shall be given the opportunity to comment (which comments shall be taken into account to the extent reasonable) with respect to the conduct of the defense of such Third Party Claim. After the notice period, if the indemnifying Party has not assumed the defense of a particular claim or proceeding, the indemnifying Party shall be liable for the reasonable fees and expenses of counsel employed by the indemnified Party after the notice period and shall be bound by any determination made in a proceeding for which the indemnifying Party was not defending at the time of such determination, except where the indemnifying Party is not obligated to indemnify the indemnified Party under this Agreement in respect of such claim. If the indemnifying Party chooses to defend or prosecute a Third Party claim, then all indemnified Parties shall reasonably cooperate in the defense or prosecution thereof. Such cooperation shall include the retention and (upon the indemnifying Party’s request) the provision, subject to a mutually agreeable confidentiality agreement, to the indemnifying Party of records and information that are reasonably relevant to such Third Party claim, and making employees and representatives reasonably available on a mutually convenient basis to provide additional information related to such Third Party Claim (except any confidential information covered by attorney-client privilege). The indemnified Party shall not admit any liability with respect to, or settle, compromise or discharge, such Third Party claim without the indemnifying Party’s prior written consent (which consent shall not be unreasonably withheld or delayed) and the indemnifying Party shall not settle, compromise or discharge, such Third Party claim without the indemnified Party’s prior written consent (which consent shall not be unreasonably withheld or delayed). The indemnified Party shall agree to any settlement, compromise or discharge of a Third Party claim that the indemnifying Party may recommend that by its terms: (i) obligates the indemnifying Party to pay the full amount of the Losses in connection with such Third Party claim, (ii) releases the indemnified Party completely in connection with such Third Party claim, (iii) does not impose any injunction or other equitable relief on the indemnified Party and (iv) does not require an admission of liability by the indemnified Party.

(e)

In the event any indemnified Party should have a claim against any indemnifying Party under Section 9.2 (Indemnification; Claim) that does not involve a Third Party claim being asserted against or sought to be collected from such indemnified Party, the indemnified Party shall deliver notice of such claim with reasonable promptness to the indemnifying Party, [information redacted]. The failure by any indemnified Party to so notify the indemnifying Party shall not relieve the indemnifying Party from any indemnification obligation that it may have to such indemnified Party under Section 9.2 (Indemnification; Claim), except to the extent that the indemnifying Party is actually and materially prejudiced by such failure. If the indemnifying Party disputes that it has an indemnification obligation with respect to such claim, the indemnifying Party shall deliver notice of such dispute with reasonable promptness [information redacted] and the indemnifying Party and the indemnified Party shall proceed in good faith to negotiate a resolution of such dispute for a period of [information redacted]. If the indemnified Party and the indemnifying Party have not resolved such dispute during such time period through good faith negotiations, such dispute shall be resolved by litigation in an appropriate court of competent jurisdiction or other mutually agreeable non-judicial dispute resolution mechanism.

10.	MISCELLANEOUS

10.1	Notices

All demands, notices, communications and reports provided for in this Agreement shall be in writing and shall be either sent by email transmission with confirmation to the email address specified below or sent by reputable overnight courier service (delivery charges prepaid) to any Party at the address specified below, or at such address, to the attention of such other Person, and with such other copy, as the recipient Party has specified by prior written notice to the sending Party pursuant to the provisions of this Section 10.1 (Notices):

If to Seller, to:

Ipsen Biopharmaceuticals, Inc.

One Main Street

Cambridge, MA 02142, U.S.A

Attention: François Garnier, EVP General Counsel

Email: francois.garnier@ipsen.com

With a copy to:

Ipsen Pharma S.A.S.

65 Quai Georges Gorse

Boulogne-Billancourt 92100, France

Attention: Naomi Binoche, VP Head of Strategic Alliance Management

Email: naomi.binoche@ipsen.com

If to Purchaser, to:

Eton Pharmaceuticals, Inc.

21925 W. Field Parkway, Suite 235

Deer Park, Illinois 60010-7278

Attention: Sean Brynjelsen

Email: sbrynjelsen@etonpharma.com

With a copy, which shall not constitute notice, to:

Ropes & Gray LLP

Prudential Tower, 800 Boylston Street

Boston, MA 02199-3600

Attention: Hannah England

Email: Hannah.England@ropesgray.com

10.2	Consent to Amendments; Waivers

No Party shall be deemed to have waived any provision of this Agreement or any Ancillary Agreement unless such waiver is in writing, and then such waiver shall be limited to the circumstances set forth in such written waiver. This Agreement shall not be amended, altered or qualified except by an instrument in writing signed by all the Parties hereto or thereto, as the case may be.

10.3	Successors and Assigns

This Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective successors, legal representatives and permitted assigns. No Party to this Agreement may assign any of its rights or delegate any of its obligations under this Agreement, by operation of law or otherwise, without the prior written consent of the other Party hereto, and any attempted or purported assignment in violation of this Section 10.3 (Successors and Assigns) shall be null and void; provided that: (a) any obligation of any Party to another Party under this Agreement, which obligation is performed, satisfied or fulfilled completely by an Affiliate of such first Party, shall be deemed to have been performed, satisfied or fulfilled by such Party and (b) Purchaser may, without the consent of Ipsen, assign any of its rights, interests and obligations under this Agreement to one or more Affiliates of Purchaser, which assignment, in either case, will not relieve Purchaser of any obligations hereunder.

10.4	No Third-Party Beneficiaries

This Agreement is for the sole benefit of the Parties and their permitted assigns, and nothing herein, express or implied, is intended to, or shall confer upon, any other person any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

10.5	Entire Agreement

This Agreement, including all Schedule and Exhibits thereto contains the entire agreement between the Parties with respect to the subject-matter and supersedes all prior agreement and understandings, oral or written with respect to such matters.

10.6	Specific Performance

The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, that monetary damages may be inadequate and that a Party may have no adequate remedy at law. The Parties accordingly agree that the Parties hereto will be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with this Agreement, this being in addition to any other remedy to which such Party is entitled at law.

10.7	Governing Law; Jurisdiction

(a)

Any questions, claims, disputes, remedies or actions arising from or related to this Agreement, and any relief or remedies sought by any Parties, shall be governed exclusively by the laws of the State of New York, without regard to the principles of conflicts of laws that might otherwise be applicable.

(b)

Any dispute arising out of, or in connection with the interpretation or execution of this Agreement shall be resolved under the exclusive jurisdiction of the ICC Rules of Arbitration, then in effect, by an arbitral tribunal composed of three (3) arbitrators appointed in accordance with said Rules. The place of arbitration shall be [information redacted] and the language of the arbitration shall be English.

10.8

Severability. If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future law, and if the rights or obligations of either Party under this Agreement will not be materially and adversely affected thereby, (a) such provision shall be fully severable, (b) this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof, (c) the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or its severance herefrom, and (d) in lieu of such illegal, invalid or unenforceable provision, there shall be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and reasonably acceptable to the Parties.

10.9

Equitable Relief. The Parties agree that irreparable damage may occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that a Party shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any Governmental Authority having jurisdiction, this being in addition to any other remedy to which it is entitled at law or in equity.

10.10

Entire Agreement. This Agreement, together with the Schedules and Exhibits expressly contemplated hereby and attached hereto, the Seller Disclosure Schedules, the Ancillary Agreements and the other agreements, certificates and documents delivered in connection herewith or therewith or otherwise in connection with the transactions contemplated hereby and thereby, contain the entire agreement between the Parties with respect to the transactions contemplated hereby or thereby and supersede all prior agreements, understandings, promises and representations, whether written or oral, between the Parties with respect to the subject matter hereof and thereof. In the event of any inconsistency between any such Schedules and Exhibits and this Agreement, the terms of this Agreement shall govern.

[Signature page follows]

In Witness Whereof, the Parties have executed or caused this Agreement to be executed as of the date first written above.

Ipsen Biopharmaceuticals, inc.	Eton Pharmaceuticals, Inc.

Name: François Garnier	Name: Sean Brynjelsen
Title: Executive Vice President, General Counsel and Chief Business Ethics Officer	Title: Chief Executive Officer & Director